     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 24, 1998


                                                   REGISTRATION NUMBER 333-45207
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION


                                 POST-EFFECTIVE

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                             EVI WEATHERFORD, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                          DELAWARE                                                    04-2515019
              (STATE OR OTHER JURISDICTION OF                                      (I.R.S. EMPLOYER
               INCORPORATION OR ORGANIZATION)                                    IDENTIFICATION NO.)

                          5 POST OAK PARK, SUITE 1760
                           HOUSTON, TEXAS 77027-3415
                                 (713) 297-8400

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            BERNARD J. DUROC-DANNER

                             EVI WEATHERFORD, INC.

                          5 POST OAK PARK, SUITE 1760
                           HOUSTON, TEXAS 77027-3415
                                 (713) 297-8400

      (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                                   Copies to:

                                 CURTIS W. HUFF

                             EVI WEATHERFORD, INC.


                          5 POST OAK PARK, SUITE 1760


                           HOUSTON, TEXAS 77027-3415


                                 (713) 297-8400


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

PROSPECTUS


                             EVI WEATHERFORD, INC.


 8,050,000 5% CONVERTIBLE SUBORDINATED PREFERRED EQUIVALENT DEBENTURES DUE 2027
                      ($50 PRINCIPAL AMOUNT PER DEBENTURE)
         (INTEREST PAYABLE FEBRUARY 1, MAY 1, AUGUST 1 AND NOVEMBER 1)

                        5,031,250 SHARES OF COMMON STOCK
                             ---------------------


       This Prospectus relates to (i) the offering of 8,050,000 5% Convertible Subordinated Preferred Equivalent Debentures due 2027 (the "Debentures"), having a $50 principal amount per Debenture, of EVI Weatherford, Inc., a Delaware corporation (the "Company"), and (ii) 5,031,250 shares of the Company's common stock, $1.00 par value (the "Common Stock"), which are initially issuable upon conversion of the Debentures plus such additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price (the "Shares"). The Debentures and the Shares that are being registered hereby are to be offered for the account of the holders thereof (the "Selling Securityholders"). The Debentures were initially acquired from the Company by Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Credit Suisse First Boston Corporation, Lehman Brothers Inc., Prudential Securities Incorporated and Schroder & Co. Inc. (the "Initial Purchasers") in November 1997 in connection with a private offering. See "Description of the Debentures".



    The Debentures are convertible into Common Stock of the Company at any time after February 1, 1998, and prior to maturity, unless previously redeemed, at a conversion price of $80 per share, subject to adjustment in certain events. The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "EVI". On June 23, 1998, the last reported sales price for the Common Stock as reported on the NYSE was $38 11/16 per share.


    So long as the Company is not in default in the payment of interest on the Debentures, the Company has the right to defer payments of interest on the Debentures by extending the interest payment period on the Debentures at any time for up to 20 consecutive quarters (each, an "Extension Period"). If interest payments are so deferred, interest will continue to accumulate with interest thereon (to the extent permitted by applicable law) at the interest rate, compounded quarterly. During any Extension Period, holders of Debentures will be required to include deferred interest income in their gross income for United States federal income tax purposes in advance of receipt of the cash payments with respect to such deferred interest payments. There could be multiple Extension Periods of varying lengths throughout the term of the Debentures. See "Risk Factors", "Description of Debentures -- Option to Extend Interest Payment Period" and "Certain Federal Income Tax
Considerations -- Potential Extension of Interest Payment Period and Original Issue Discount".

    The Debentures are not redeemable by the Company prior to November 4, 2000. Subject to the foregoing, the Debentures are redeemable on at least 30 days' prior notice at the option of the Company, in whole or in part, at any time, at the redemption prices set forth in this Prospectus, in each case together with accrued interest. See "Description of Debentures -- Optional Redemption by the Company".

    The Debentures are unsecured obligations of the Company and are subordinated to the extent provided in the Indenture (as defined herein) to the payment in full of all existing and future Senior Indebtedness (as defined herein). See "Risk Factors" and "Description of Debentures -- Subordination of Debentures".

    The Debentures are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market. The Debentures and the Shares are being registered to permit public secondary trading of the Debentures and, upon conversion, the underlying Common Stock, by the holders thereof from time to time after the date of this Prospectus.

    The Company will not receive any of the proceeds from sales of Debentures or the Shares by the Selling Securityholders. The Debentures and the Shares may be offered from time to time by the Selling Securityholders (and their donees and pledgees) in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution". The Selling Securityholders may be deemed to be "underwriters" as defined in the Securities Act of 1933, as amended (the "Securities Act"). If any broker-dealers are used by the Selling Securityholders, any commissions paid to broker-dealers and, if broker-dealers purchase any Debentures or Shares as principals, any profits received by such broker-dealers on the resale of the Debentures or Shares may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any profits realized by the Selling Securityholders may be deemed to be underwriting commissions.

                             ---------------------

          SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                             ---------------------


                 The date of this Prospectus is June   , 1998.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission can be inspected at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Regional Offices of the Commission at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and 7 World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such reports, proxy and information statements and other information concerning the Company can also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which the Common Stock is listed.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Debentures and Shares offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Debentures and the Shares offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the Commission, and copies of which may be obtained from the Commission at prescribed rates. Statements made in this Prospectus concerning the contents of any document referred to herein are not necessarily complete. With respect to each such document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents have been filed by the Company with the Commission and are incorporated herein by reference and shall be deemed a part hereof:

          (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1997, as amended by Amendment No. 1 and Amendment No. 2 to the Annual Report on Form 10-K on Forms 10-K/A;


          (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;



          (c) The Company's Current Report on Form 8-K dated May 1, 1997, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated January 14, 1998;



          (d) The Company's Current Report on Form 8-K dated November 5, 1997, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated March 26, 1998;



          (e) The Company's Current Report on Form 8-K dated December 2, 1997, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated February 13, 1998;



          (f) The Company's Current Report on Form 8-K dated January 28, 1998;



          (g) The Company's Current Report on Form 8-K dated February 3, 1998;



          (h) The Company's Current Report on Form 8-K dated February 19, 1998, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated April 21, 1998;

          (i) The Company's Current Report on Form 8-K dated March 5, 1998, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated March 9, 1998;


          (j) The Company's Current Report on Form 8-K dated April 20, 1998;

          (k) The Company's Current Report on Form 8-K dated April 22, 1998, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated April 24, 1998; and


          (l) The Company's Current Report on Form 8-K dated May 15, 1998, as amended by Amendment No. 1 to the Current Report on Form 8-K on Form 8-K/A dated May 22, 1998;



          (m) The Company's Current Report on Form 8-K dated May 27, 1998;



          (n) The Company's Current Report on Form 8-K dated June 15, 1998; and



          (o) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A (filed May 19, 1994) and as amended by the Company's Registration Statement on Form S-3 (Registration No. 333-12367), including any amendment or report filed for the purpose of updating such description.


     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the Debentures and Shares pursuant hereto shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than the exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to the Company at 5 Post Oak Park, Suite 1760, Houston, Texas 77027, Attention:
Secretary (Telephone number: (713) 297-8400).

                           FORWARD-LOOKING STATEMENTS


     Certain statements made herein and in other public filings and releases by the Company contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risk and uncertainty. These forward-looking statements may include, but are not limited to, future sales, earnings, margins, production levels and costs, expected savings from acquisitions and plant expansions, demand for products, product deliveries, market trends in the oil and gas industry and the oilfield service sector thereof, research and development, environmental and other expenditures, currency fluctuations and various business trends. Forward-looking statements may be made by management orally or in writing including, but not limited to, the Management's Discussion and Analysis of Financial Condition and Results of Operations section and other sections of the Company's filings with the Commission under the Exchange Act and the Securities Act.



     Actual results and trends in the future may differ materially depending on a variety of factors including, but not limited to, whether and for how long the current pricing trend for oil will continue and the effect thereof on the demand and price of the Company's products, changes in the price of oil and gas, changes in the domestic and international rig count, global trade policies, domestic and international drilling activities, the impact of the economic downturn in Southeast Asia on the worldwide economies and associated demand for oil, world-wide political stability and economic growth, including currency fluctuations, government export and import policies, technological advances involving the Company's products, the Company's successful execution of internal operating plans and manufacturing consolidations and restructurings, performance issues with key suppliers and subcontractors, the ability of the Company to maintain price increases and market shares, raw material costs changes, collective bargaining labor disputes, regulatory uncertainties and legal proceedings. Future results will also be dependent upon the ability of the Company to successfully integrate the operations of Weatherford with the Company, as well as its ability to continue to identify and complete successful acquisitions at acceptable prices, integrate those acquisitions with the Company's other operations and penetrate existing and new markets. For additional information regarding risks and uncertainties relating to the Company, see "Risk Factors" and the Company's reports filed with the Commission referred to under "Incorporation of Certain Documents by Reference".


                                  RISK FACTORS

     This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ materially from those projected or contemplated in the forward-looking statements as a result of certain of the risk factors set forth below and incorporated by reference in this Prospectus. In addition to the other information contained and incorporated by reference in this Prospectus, the following risk factors should be considered carefully in evaluating the Company and its business before purchasing the Debentures or the Shares.

SUBORDINATION


     The Debentures are unsecured and subordinated in right of payment to all present and future Senior Indebtedness of the Company. As a result, in the event of bankruptcy, liquidation or reorganization of the Company or upon acceleration of the Debentures due to an event of default, the assets of the Company would be available to pay obligations on the Debentures only after all Senior Indebtedness has been paid in full, and there might not be sufficient assets remaining to pay amounts due on any or all of the Debentures then outstanding. The Debentures are also structurally subordinated to the liabilities, excluding trade payables, of the Company's subsidiaries. The Indenture does not prohibit or limit the incurrence of Senior Indebtedness or the incurrence of other indebtedness and other liabilities by the Company or its subsidiaries, and the incurrence of additional indebtedness and other liabilities by the Company or its subsidiaries could adversely affect the Company's ability to pay its obligations on the Debentures. At March 31, 1998, the Company had approximately $325.5 million of outstanding Senior Indebtedness consisting of $102.0 million in borrowings under the Company's credit facility, $200.0 million in 7 1/4% Notes due 2006, $5.5 million of accrued interest and $18.0 million in contingent reimbursement obligations under outstanding letters of credit. The Company's subsidiaries also had approximately $31.6 million in borrowings under the Company's credit facility, $67.0 million in outstanding debt and $9.7 million in contingent letter of credit obligations outstanding at March 31, 1998. The Company anticipates that from time to time it will incur additional indebtedness, including Senior Indebtedness, and that it and its subsidiaries will from time to time incur other additional indebtedness and liabilities. See "Description of Debentures -- Subordination of Debentures".


     Under the Debentures, no payment of principal (including redemption payments, if any), premium, if any, or interest on the Debentures may be made if
(i) any Senior Indebtedness is not paid when due and any applicable grace period with respect to such default has ended with such default not having been cured or waived or ceasing to exist or (ii) the maturity of any Senior Indebtedness has been accelerated because of a default. The Company also may not make any payment upon or in respect of the Debentures if any non-payment default occurs and is continuing with respect to the Company's Designated Senior Indebtedness (as defined below) that permits the lenders to accelerate the maturity of the loans made thereunder and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or other person permitted to give such notice under the Indenture. Payments on the Debentures may and shall be resumed (a) in case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the applicable Payment Blockage Notice is received if the maturity of the Designated Senior Indebtedness has not been accelerated. No new period of payment blockage may be commenced pursuant to a Payment Blockage Notice unless and until (i) 365 days have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice and
(ii) all scheduled payments of principal, premium, if any, and interest on the Debentures that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

OPTION TO EXTEND INTEREST PAYMENTS; TAX CONSEQUENCES

     So long as the Company is not in default in the payment of interest on the Debentures, the Company has the right under the Indenture to defer payments of interest on the Debentures by extending the interest payment period at any time, and from time to time, on the Debentures. Prior to the termination of any such Extension Period, the Company may further extend such Extension Period; provided, that such Extension Period, together with all such previous and further extensions thereof, may not exceed 20 consecutive quarters or extend beyond the maturity of the Debentures or any date of redemption of the Debentures declared by the Company. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the above requirements. See "Description of Debentures -- Option to Extend Interest Payment Period".

     If the Company exercises its right to defer payments of interest by extending the interest payment period, each holder of Debentures will continue to accrue income (as original issue discount ("OID")) in respect of the deferred and compounded interest allocable to its Debentures for United States federal income tax purposes. As a result, each such holder of Debentures will recognize income for United States federal income tax purposes in advance of the receipt of cash and will not receive the cash from the Company related to such income if such holder converts or otherwise disposes of its Debentures prior to the record date for such interest payment. The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period of the Debentures. However, if the Company determines to exercise such right in the future, the market price of the Debentures is likely to be materially adversely affected. A holder that disposes of its Debentures during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Debentures. In addition, as a result of the existence of the Company's right to defer interest payments, the market price of the Debentures may be more volatile than other OID securities that do not have such interest deferral rights. See "Certain Federal Income Tax Considerations -- Potential Extension of Interest Payment Period and Original Issue Discount".

ABSENCE OF MARKET FOR THE DEBENTURES AND RESTRICTIONS ON RESALE


     The Debentures are eligible for trading through the PORTAL market. In addition, although certain of the Initial Purchasers have advised the Company that are currently making a market in the Debentures, they are not obligated to do so and may discontinue such market making at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, there can be no assurance that any market for the Debentures will be maintained. If an active market for the Debentures fails to be sustained, the trading price of such Debentures could be materially adversely affected.


VOLATILITY OF COMMON STOCK PRICE

     Volatility in the price of the Common Stock, changes in prevailing interest rates and changes in the perception of the Company's creditworthiness may in the future adversely affect the price of the Debentures. Additionally, the market price of the Common Stock has varied significantly and may be volatile depending on news announcements and changes in the oil and gas market conditions.

                                  THE COMPANY

GENERAL


     The Company is a diversified international energy service and manufacturing company that provides a variety of services and equipment to the exploration, production and transmission sectors of the oil and gas industry. The Company's principal industry segments consist of (i) drilling products, (ii) completion and oilfield products and services and (iii) artificial lift and compression products and services. The Company operates in virtually every oil and gas exploration and production region in the world.



     The Company's drilling products segment manufactures (i) drill pipe and other drilling products, (ii) premium engineered connections and associated tubulars and (iii) marine connectors and related accessories. The Company's drilling products are designed and engineered for high performance applications. Drill pipe, as well as drill collars, heavyweights and kellys manufactured by the Company, serve as the principal mechanical drilling tools used to drill an oil or natural gas well. These products constitute all components of the drill stem used to drill a well from the rig to the drill bit. The Company's premium tubulars consist of premium tubing, liner and casing and, together with the Company's line of premium engineered connections, are used for the production of oil and natural gas in harsh downhole environments. The Company's marine connector product line consists of downhole conductors for offshore applications and are used to define the original architecture of an offshore well and to support subsea applications.



     The Company's completion and oilfield products and services segment manufactures, sells and services cementation products and liner hangers and equipment used to provide oilfield services. Other products manufactured by this segment include hydraulic power tongs and related equipment used to provide tubular running services, milling tools, whipstocks and weighted drill pipe used in rental and downhole services and sold to customers. This segment also provides oilfield equipment rental, downhole services and tubular running services. The Company's rental equipment includes specialized pressure control equipment, drill string equipment, handling tools, stabilizers and other equipment and tools used in the drilling, completion and workover of oil and gas wells. Downhole services include fishing, milling, whipstock installation and retrieval, well control assistance, plugging and abandonment services, pipe recovery wireline services, foam services and internal casing patch installation.



     The Company's artificial lift and compression segment (i) designs, manufactures and services a complete line of artificial lift equipment and (ii) manufactures, packages, rents and sells parts and services for gas compressor units over a broad horsepower range. The Company's artificial lift product line includes a wide range of downhole pumps, surface pump drive units, gas lift equipment, hydraulic lift products and progressing cavity pumps. The Company's gas compressor units are used for increasing natural gas pressure to facilitate gas flow from the wellhead and through gas gathering systems and processing plants and injecting natural gas into oil wells to enhance recovery and into gas storage wells. Other general applications include cogeneration, seismic marine surveys and natural gas fueling stations.



     The Company has achieved significant growth in recent years through a consistent strategy of synergistic acquisitions and internal development. Acquisitions have focused on the acquisition of name brand products, geographic expansion, the development of complete product lines and savings through consolidation. Internal development has focused on product development and geographic expansion. The Company's growth strategy has resulted in the Company becoming the largest manufacturer of drill pipe, drill collars and heavyweight drill pipe in the world, the largest provider of premium tubular connectors in North America and one of the largest providers of artificial lift equipment in the world. The Company is the leading worldwide supplier of rental tools and fishing and other downhole services and the leading worldwide provider of tubular running services. To the Company's knowledge, none of its competitors has as broad a product line of rod lift and progressing cavity pumps.


     The Company was incorporated in 1972 as a Massachusetts corporation and was reincorporated in Delaware in 1980. The Company's corporate office is located at 5 Post Oak Park, Suite 1760, Houston, Texas 77027-3415, and its telephone number is (713) 297-8400.

RECENT DEVELOPMENTS


     Weatherford Merger. On May 27, 1998, Weatherford merged with and into the Company pursuant to an Agreement and Plan of Merger dated March 4, 1998, as amended, between the Company and Weatherford, with the Company being the surviving corporation (the "Merger"). Following the Merger, the name of the Company was changed to EVI Weatherford, Inc. Under the terms of the Merger, the stockholders of Weatherford received 0.95 of a share of the Company's Common Stock in exchange for each outstanding share of Weatherford common stock outstanding immediately prior to the Merger.



     Christiana Acquisition. In December 1997, the Company entered into a merger agreement, as amended (the "Christiana Merger Agreement"), with Christiana Companies, Inc., a Wisconsin corporation ("Christiana"), and C2, Inc., a Wisconsin corporation, pursuant to which approximately 3.9 million shares of Common Stock will be issued to the stockholders of Christiana in a merger of a subsidiary of the Company with and into Christiana (the "Christiana Acquisition"). Prior to the Christiana Acquisition, Christiana is required to sell two-thirds of its interest in Total Logistic Control, LLC ("Logistic"), a wholly owned subsidiary of Christiana, to C2, Inc. for approximately $10.7 million. Following the sale of Logistic, the remaining assets of Christiana will consist of (i) approximately 3.9 million shares of Common Stock, (ii) a one-third interest in Logistic and (iii) cash and other assets with a book value of approximately $10.0 million. It is anticipated that Christiana will have no material debt as of the date of consummation of the Christiana Acquisition, but will have various tax liabilities that will be paid with the cash remaining in Christiana after the Christiana Acquisition.


     The Christiana Acquisition is subject to various conditions, including the approval by the stockholders of the Company and Christiana. Although there can be no assurance that the Christiana Acquisition will close, the Company currently anticipates that the acquisition will be consummated shortly after the approval of the Christiana Acquisition by the stockholders of the Company and Christiana.


                       RATIO OF EARNINGS TO FIXED CHARGES



     The following table sets forth the unaudited ratio of earnings to fixed charges of the Company for the periods indicated.



                                                                                   THREE MONTHS
                                                       YEAR ENDED                     ENDED
                                                      DECEMBER 31,                  MARCH 31,
                                         --------------------------------------    ------------
                                         1993    1994    1995      1996    1997    1997    1998
                                         ----    ----    ----      ----    ----    ----    ----
Ratio of earnings to fixed charges.....  4.02x   2.75x   0.69x(a)  3.74x   6.78x   5.55x   7.66x


---------------


(a) Income (loss) before income taxes, extraordinary items, and fixed charges as computed above were inadequate to cover fixed charges. In 1995, earnings, as defined, were inadequate to cover fixed charges by $12.8 million.



     For purposes of calculating the ratio of earnings to fixed charges, (i) earnings consist of income (loss) from continuing operations before income taxes and extraordinary items, adjusted to include only distributed income of less-than-fifty percent owned persons, plus fixed charges and (ii) fixed charges consist of interest expense incurred from continuing operations, amortization of debt expense relating to any indebtedness and one third of rental expense estimated to be attributable to interest.


                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from sales of the Debentures or the Shares by the Selling Securityholders.

                            SELLING SECURITYHOLDERS

     The Debentures were originally acquired from the Company by the Initial Purchasers on November 3, 1997. The Initial Purchasers have advised the Company that the Initial Purchasers resold the Debentures in transactions exempt from the registration requirements of the Securities Act (a) within the United States to "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) in reliance on Rule 144A under the Securities Act and institutional "accredited investors" within the meaning of Rule 501(a)(l), (2),
(3) or (7) under the Securities Act, that agreed in writing to comply with the transfer restrictions and other conditions, and (b) outside the United States to certain persons in reliance on Regulation S under the Securities Act. These subsequent purchasers, or their transferees, pledgees, donees or successors, may from time to time offer and sell any or all of the Debentures and/or Shares pursuant to this Prospectus.

     The Debentures and the Shares are being registered pursuant to the Registration Rights Agreement dated as of November 3, 1997, between the Company and the Initial Purchasers (the "Registration Rights Agreement"), pursuant to which the Company filed the Registration Statement with regard to the Debentures and the Shares and which requires that the Company keep the Registration Statement effective until the earlier of (i) the sale pursuant to the Registration Statement or Rule 144 under the Securities Act of all the Debentures and the Shares and (b) the expiration of the holding period applicable to sales of such securities under Rule 144(k) under the Securities Act, or any successor provision.

     The Selling Securityholders named herein have advised the Company that they currently intend to sell the Debentures and Shares set forth below pursuant to this Prospectus. Additional Selling Securityholders may choose to sell the Debentures and Shares from time to time upon notice to the Company. See "Plan of Distribution".

     Prior to any use of this Prospectus in connection with an offering of the Debentures and Shares, this Prospectus will be supplemented to set forth the name and number of shares beneficially owned by the Selling Securityholder intending to sell such Debentures and Shares and the number of Debentures and Shares to be offered. The Prospectus Supplement will also disclose whether any Selling Securityholder selling in connection with such Prospectus Supplement has held any position, office or other material relationship with the Company or any of its predecessors or affiliates during the three years prior to the date of the Prospectus Supplement.


     Based solely on information provided by the Selling Securityholders, the following table sets forth certain information with respect to the Debentures and the Shares beneficially owned by each Selling Securityholder and the number of such securities that may be sold pursuant to this Prospectus:



                                                            NUMBER OF      NUMBER OF     NUMBER OF    NUMBER OF
                                                            DEBENTURES       SHARES      DEBENTURES    SHARES
                         NAME OF                           BENEFICIALLY   BENEFICIALLY     TO BE        TO BE
                 SELLING SECURITYHOLDER                      OWNED(1)       OWNED(2)      SOLD(3)      SOLD(3)
                 ----------------------                    ------------   ------------   ----------   ---------
ABN-AMRO Incorporated....................................     225,000        140,625       225,000         --
AIM Charter Fund.........................................     300,000        187,500       300,000         --
AIM V.I. Growth & Income.................................      50,000         31,250        50,000         --
Alexandra Global Investment Fund, I......................      45,000         28,125        45,000         --
Allegheny Teledyne Inc. Pension Plan(4)..................      78,200         48,875        78,200         --
Allstate Insurance Company...............................      60,000         65,600(5)     60,000         --
Alscott Investments, LLC(4)..............................      60,700         37,937        60,700         --
American Investors Life Insurance Company(6).............      15,000          9,375        15,000         --
Argent Classic Convertible Arbitrage Fund L.P............      25,000         15,625        25,000         --
Argent Classic Convertible Arbitrage Fund (Bermuda)
  L.P....................................................     130,000         81,250       130,000         --
Arkansas PERS............................................      30,000         18,750        30,000         --
Associated Electric and Gas Insurance Services Limited...      10,000          6,250        10,000         --
Bank of America Convertible Securities Fund..............       5,600          3,500         5,600         --
Colgate-Palmolive Company Pension Fund(4)................       4,500          2,812         4,500         --
Common Fund(4)...........................................       3,400          2,125         3,400         --
Credit Suisse First Boston Corporation...................     105,000         65,625       105,000         --
Davis Convertible Securities Fund........................      70,000         43,750        70,000         --
Delaware PERS............................................      25,000         15,625        25,000         --
Deutsche Bank A.G.(7)....................................     502,750        314,218       502,750         --

                                                            NUMBER OF      NUMBER OF     NUMBER OF    NUMBER OF
                                                            DEBENTURES       SHARES      DEBENTURES    SHARES
                         NAME OF                           BENEFICIALLY   BENEFICIALLY     TO BE        TO BE
                 SELLING SECURITYHOLDER                      OWNED(1)       OWNED(2)      SOLD(3)      SOLD(3)
                 ----------------------                    ------------   ------------   ----------   ---------
Donaldson, Lufkin & Jenrette Securities Corporation(8)...     532,600        332,875       532,600         --
Employee Benefit Convertible Fund........................       3,200          2,000         3,200         --
Estate of Carol G. Simon(4)..............................       7,000          4,375         7,000         --
Federated Equity Funds, a Massachusetts business trust,
  on behalf of its Federated Capital Appreciation Fund...      34,000         31,250        34,000         --
Federated Equity Income Fund, Inc.(8)....................     624,800        390,500       624,800         --
Federated Insurance Series, a Massachusetts business
  trust, on behalf of its Federated Equity Income Fund
  II.....................................................      10,200          6,375        10,200         --
Fidelity Financial Trust:
  Fidelity Convertible Securities Fund(9)................      30,000      2,419,800(10)    30,000         --
Franklin Custodian Funds -- Income Fund(11)..............   1,100,000        687,500     1,100,000         --
Franklin Investors Securities Trust -- Convertible
  Securities Fund........................................      20,000         12,500        20,000         --
Franklin Valuemark Income Securities Fund................     110,000         68,750       110,000         --
Frederic C. Hamilton(4)..................................      10,300          6,437        10,300         --
GEM Convertible Securities Partners, L.P.................      41,600         26,000        41,600         --
General Motors Employees Domestic Group Pension
  Trust(12)..............................................     118,350         73,968       118,350         --
General Motors Foundation, Inc.(12)......................       4,350          2,718         4,350         --
General Motors Investment Management Corp.(6)............      75,000         46,875        75,000         --
Golden Rule Insurance Company(4).........................      56,300         35,187        56,300         --
Hawaiian Airlines Pension Plan for Salaried Employees....         400            250           400         --
Hawaiian Airlines Employees Pension Plan-IAM.............       1,500            937         1,500         --
HSBC Securities Inc......................................      73,000         45,625        73,000         --
ICI American Holdings Trust..............................      11,000          6,875        11,000         --
J.P. Morgan & Co. Incorporated...........................     265,000        170,227       265,000         --
Kapiolani Medical Systems................................       4,000          2,500         4,000         --
Lakeside Capital L.L.C...................................       3,200          2,000         3,200         --
Lazard Freres & Co. LLC..................................      47,600         29,750        47,600         --
Lincoln National Convertible Securities Fund(13).........      47,875         29,921        47,875         --
MainStay Convertible Fund(14)............................     171,000        106,875       171,000         --
MainStay Strategic Value Fund(14)........................       4,000          2,500         4,000         --
MainStay VP Convertible Portfolio(14)....................      30,000         18,750        30,000         --
Mark IV Industries, Inc. and Subsidiaries Master
  Trust(4)...............................................       2,000          1,250         2,000         --
McMahan Securities Company, L.P..........................       4,825          3,016         4,825         --
MFS Series Trust I -- MFS Convertible Securities Fund....         200            125           200         --
MFS Series Trust V -- MFS Total Return Fund..............      59,800         37,375        59,800         --
Motors Insurance Corporation(15).........................      37,300         23,312        37,300         --
Mount Sinai School of Medicine(4)........................       2,600          1,625         2,600         --
Nalco Chemical Retirement Trust..........................       5,000          3,125         5,000         --
NationsBanc Montgomery Securities LLC....................      50,000         31,250        30,000         --
Nationwide Family of Funds, on behalf of its Nationwide
  Equity Income Fund.....................................         800            500           800         --
New York Life Separate Account #7(14)....................      10,000          6,250        10,000         --
Oppenheimer Convertible Securities Fund -- Bond Fund
  Series.................................................     100,000         62,500       100,000         --
Pacific Horizon Capital Income Fund......................      97,000         60,625        97,000         --
Pacific Innovation Trust Capital Income Fund.............       4,000          2,500         4,000         --
PaineWebber Balanced Fund, a series of PaineWebber Master
  Series, Inc............................................      13,000          8,125        13,000         --
PaineWebber Growth and Income Fund, a series of
  PaineWebber America Fund...............................      63,000         39,375        63,000         --
PaineWebber Series Trust -- Balanced Portfolio...........       2,800          1,750         2,800         --
PaineWebber Series Trust -- Growth and Income
  Portfolio..............................................       1,200            750         1,200         --
Paloma Securities L.L.C..................................      70,000         71,650        70,000         --
Phoenix Convertible Fund.................................      42,000         26,250        42,000         --
Pitney Bowes Retirement Fund(4)..........................      59,000         36,875        59,000         --
PRIM Board...............................................      46,000         28,750        46,000         --
Public Employees' Retirement Association of Colorado.....      70,000        114,250        70,000         --
Regence Blue Cross Blue Shield of Idaho(6)...............       1,000            625         1,000         --
Retirement Plan for Pilots of Hawaiian Airlines..........       2,500          1,562         2,500         --

                                                            NUMBER OF      NUMBER OF     NUMBER OF    NUMBER OF
                                                            DEBENTURES       SHARES      DEBENTURES    SHARES
                         NAME OF                           BENEFICIALLY   BENEFICIALLY     TO BE        TO BE
                 SELLING SECURITYHOLDER                      OWNED(1)       OWNED(2)      SOLD(3)      SOLD(3)
                 ----------------------                    ------------   ------------   ----------   ---------
Saudi International Bank.................................      60,000         37,500        60,000         --
Shepherd Investments International Ltd.(16)..............     884,900        553,062       884,900         --
Stark International(17)..................................     402,150        251,343       402,150         --
Starvest Discretionary...................................      10,000          6,250        10,000         --
State of Oregon/SAIF Corporation.........................     100,000         62,500       100,000         --
State of Oregon Equity...................................      95,000         59,375        95,000         --
The Gabelli Global Convertible Securities Fund...........       4,000          2,500         4,000         --
The Lutheran Church-Missouri Synod.......................      45,000         28,125        45,000         --
The Northwestern Mutual Life Insurance Company...........     200,000(18)    351,700(19)   200,000(18)     --
The TCW Group, Inc.......................................     188,200        117,625       188,200         --
The Value Line Income Fund...............................      40,000         25,000        40,000         --
TQA Vantage Plus, Ltd....................................      12,500          7,812        12,500         --
TQA Vantage Fund, Ltd....................................      25,000         15,625        25,000         --
TQA Leverage Fund, L.P...................................      12,500          7,812        12,500         --
TQA Arbitrage Fund, L.P..................................      50,000         31,250        50,000         --
United National Insurance(13)............................       2,275          1,421         2,275         --
United States Olympic Foundation(4)......................      22,500         14,062        22,500         --
Van Kampen American Capital Convertible Securities
  Fund(20)...............................................      15,000          9,375        15,000         --
Van Kampen American Capital Harbor Fund(20)..............      40,000         25,000        40,000         --
Walker Art Center(13)....................................       5,515          3,446         5,515         --
Weirton Trust(13)........................................      14,335          8,959        14,335         --
Wenonah Development Company..............................      22,000         13,750        22,000         --
Xerox Corporation Profit Sharing Plan(4).................      26,900         16,812        26,900         --
ZENECA Holdings Trust....................................      11,000          6,875        11,000         --


---------------


 (1) None of the Selling Securityholders beneficially own one percent or more of the outstanding Debentures or Shares, except for AIM Charter Fund, Argent Classic Convertible Arbitrage Fund (Bermuda) L.P., Deutsche Bank A.G., Donaldson, Lufkin & Jenrette Securities Corporation, Federated Equity Income Fund, Inc., Franklin Custodian Funds -- Income Fund, Franklin Valuemark Income Securities Fund, General Motors Employees Domestic Group Pension Trust, J.P. Morgan & Co. Incorporated, MainStay Convertible Fund, Pacific Horizon Capital Income Fund, Shepard Investments International Ltd., Stark International, State of Oregon/SAIF Corporation, The Northwestern Mutual Life Insurance Company and The TCW Group, Inc., which own 3.7%, 1.6%, 6.2%, 6.6%, 7.8%, 13.7%, 1.4%, 1.5%, 3.3%, 2.1%, 1.2%,
     11.0%, 5.0%, 1.2%, 2.5% and 2.3% of the Debentures, respectively.



 (2) Includes shares of Common Stock issuable upon conversion of the Debentures.



 (3) Because a Selling Securityholder may sell all or a portion of the Debentures and the Shares pursuant to this Prospectus, no estimate can be given as to the number and percentages of Debentures or Shares that will be held by the Selling Securityholder upon termination of any such sales.



 (4) GEM Capital Management, Inc. serves as investment advisor and, in its capacity as such, has investment discretion with respect to the Debentures and Shares.



 (5) Includes 28,100 shares of Common Stock beneficially owned by Allstate Insurance Company.



 (6) Salomon Brothers Asset Management Inc. serves as discretionary investment advisor and, in its capacity as such, has sole voting and investment power over the Debentures and Shares.



 (7) The address for Deutsche Bank A.G. is 31 W. 52nd Street, New York, New York 10019.



 (8) The address for Donaldson, Lufkin & Jenrette Securities Corporation is 277 Park Avenue, New York, New York 10172. The address for Federated Equity Income Fund is Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3779.



 (9) Fidelity Management & Research Company ("Fidelity"), a wholly owned subsidiary of FMR Corp. ("FMR") and a registered investment adviser, is the beneficial owner of 30,000 Debentures, and the underlying 18,750 shares of Common Stock, as a result of acting as investment adviser to Fidelity:
     Financial Trust: Fidelity Convertible Securities Fund (the "Fund"). Fidelity's and FMR's address is 82 Devonshire Street, Boston, Massachusetts 02109.

(10) FMR is deemed to be the beneficial owner of the 30,000 Debentures and an aggregate of 2,419,800 shares of Common Stock, consisting of 18,750 shares of Common Stock issuable upon conversion of the Debentures and an additional 2,401,050 shares of Common Stock (representing approximately 5.0% of the outstanding shares of Common Stock).



(11) The address for Franklin Custodian Funds -- Income Fund is 777 Mariners Island Blvd., 7th Floor, San Mateo, California 94404.



(12) General Motors Investment Management Corporation serves as investment advisor and, in its capacity as such, has sole voting and investment power over the Debentures and Shares.



(13) Lynch & Mayer, Inc. serves as investment advisor and, in its capacity as such, has shared investment power over the Debentures and Shares.



(14) MacKay-Shields Financial Corp. serves as investment advisor and, in its capacity as such, has shared voting and investment power over the Debentures and Shares.



(15) General Motors Investment Management Corporation serves as investment advisor and, in its capacity as such, has sole voting and investment power over 27,300 Debentures. Salomon Brothers Asset Management Inc. serves as discretionary investment advisor and, in its capacity as such, has sole voting and investment power over 10,000 Debentures.



(16) The address for Shepard Investments International Ltd. is 1500 West Market Street, Suite 200, Mequon, Wisconsin 53092.



(17) The address for Stark International is 1500 West Market Street, Suite 200, Mequon, Wisconsin 53092.



(18) Includes 10,000 Debentures held in the Northwestern Mutual Life Insurance Company Group Annuity Separate Account. The Northwestern Mutual Life Insurance Company has shared voting and shared investment power with respect to these 10,000 Debentures.



(19) Includes 51,550 shares, including the 6,250 shares of Common Stock issuable upon conversion of the Debentures described in note 18, held in The Northwestern Mutual Life Insurance Company Group Annuity Separate Account. The Northwestern Mutual Life Insurance Company has shared voting and shared investment power with respect to these shares.



(20) Van Kampen American Capital Asset Management, Inc. serves as investment advisor and, in such capacity, has discretionary authority to make investment decisions with respect to the Debentures and Shares.



     None of the Selling Securityholders named above have, within the past three years, held any position, office or other material relationship with the Company or any of its predecessors or affiliates, except as noted above.

                              PLAN OF DISTRIBUTION

     The Debentures and the Shares are being registered to permit public secondary trading of such securities by the holders thereof from time to time after the date of this Prospectus. The Company has agreed, among other things, to bear all expenses in connection with the registration of the Debentures and the Shares covered by this Prospectus. The Company will not receive any of the proceeds from the offering of Debentures and the Shares by the Selling Securityholders.

     The Debentures are eligible for trading through the PORTAL Market. The Selling Securityholders (and their donees and pledgees) may sell all or a portion of the Debentures and Shares beneficially owned by them and offered hereby from time to time on any exchange on which the securities are listed on terms to be determined at the times of such sales. The Selling Securityholders may also make private sales directly or through a broker or brokers. Alternatively, any of the Selling Securityholders may from time to time offer the Debentures or the Shares beneficially owned by them through dealers or agents, who may receive compensation in the form of commissions or concessions from the Selling Securityholders and the purchasers of the Debentures or the Shares for whom they may act as agent. The aggregate proceeds to the Selling Securityholders from the sale of the Debentures or the Shares offered by them hereby will be the purchase price of such Debentures or the Shares less discounts and commissions, if any.

     The Debentures and the Shares may be sold from time to time in one or more transactions at fixed offering prices, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the holders of such securities or by agreement between such holders and dealers who may receive fees or commissions in connection therewith.

     The outstanding Common Stock is publicly traded on the NYSE and the Shares have been approved for listing upon official notice of issuance. The Initial Purchasers, other than Lehman Brothers Inc. ("Lehman Brothers"), are making a market in the Debentures; however, they are not obligated to do so and any such market-making may be discontinued at any time without notice, in the sole discretion of the Initial Purchasers. Accordingly, no assurance can be given as to the development or liquidity of any trading market that may develop for the Debentures.

     The Selling Securityholders and any broker-dealers or agents that participate with the Selling Securityholders in the distribution of the Debentures or the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any commissions received by such broker-dealer or agents and any profits realized by the Selling Securityholders on the resales of the Debentures or the shares purchased by them may be deemed to be underwriting commissions or discount under the Securities Act.

     In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144, Rule 144A or any other available exemption from registration under the Securities Act may be sold under Rule 144, Rule 144A or such other available exemption rather than pursuant to this Prospectus. There is no assurance that any Selling Securityholder will sell any or all of the Debentures or Shares described herein, and any Selling Securityholder may transfer, devise or gift such securities by other means not described herein.

     The Debentures were originally sold by the Company to the Initial Purchasers in November 1997 in a private placement. The Company agreed to indemnify and hold the Initial Purchasers harmless against certain liabilities under the Securities Act that could arise in connection with the sale of the Debentures by the Initial Purchasers. The Registration Rights Agreement provides for the Company and the Selling Securityholders to indemnify each other against certain liabilities arising under the Securities Act.

     The Company has agreed to use reasonable efforts to keep the Registration Statement to which this Prospectus relates effective until the earlier of (i) the sale pursuant to the Registration Statement or Rule 144 under the Securities Act of all the Debentures and Shares and (ii) the expiration of the holding period applicable to sales of such securities under Rule 144(k) under the Securities Act, or any successor provision. The Registration Rights Agreement provides that, under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events, the Company is permitted to suspend the use of this Prospectus in connection with the sales of Debentures and Shares by Selling Securityholders for a period not to exceed 30 days in any three month period (or an additional 30 days if it gives a second notice during such 30 day period) and not to exceed an aggregate of 60 days in any 12-month period. The Company has agreed to pay predetermined liquidated damages to Selling Securityholders of Debentures and Shares who have requested to sell such securities pursuant to the Registration Statement if the Commission issues a stay order suspending the effectiveness of the Registration Statement or if this Prospectus is unavailable for periods in excess of those permitted above until such time as the stay order is removed or this Prospectus is again made available, as the case may be. The Company has further agreed, if such unavailability continues for an additional 30-day period, to pay such predetermined liquidated damages to all holders of Debentures and Shares, whether or not any such holder has requested to sell such securities pursuant to the Registration Statement, until such time as this Prospectus is again made available. Expenses of preparing and filing the Registration Statement and all post-effective amendments will be borne by the Company.

     Certain of the Initial Purchasers have engaged in transactions with and performed various investment banking and other services for the Company in the past, and may do so from time to time in the future.


     At June 23, 1998, Lehman Brothers Holdings Inc. ("Lehman Holdings"), an affiliate of Lehman Brothers, owned 3,598,832 shares of Common Stock (approximately 3.7% of the shares of Common Stock outstanding as of June 23, 1998). David J. Butters and Robert B. Millard, who are employees of Lehman Brothers, constitute two of the eight members of the Company's Board of Directors. Lehman Brothers is not making a market in the Debentures or the Shares.


                           DESCRIPTION OF DEBENTURES

     The Debentures were issued under an Indenture dated as of October 15, 1997, as supplemented (the "Indenture"), between the Company and The Chase Manhattan Bank, as trustee (the "Trustee"). A copy of the Indenture and the Registration Rights Agreement (as defined below) have been filed as exhibits to the Registration Statement. The following summaries of certain provisions of the Debentures, the Indenture and the Registration Rights Agreement do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Debentures, the Indenture and the Registration Rights Agreement, including the definitions therein of certain terms which are not otherwise defined in this Prospectus. Wherever particular provisions or defined terms of the Indenture (or of the Form of Debenture which is a part thereof) or the Registration Rights Agreement are referred to, such provisions or defined terms are incorporated herein by reference. The Indenture is qualified under the Trust Indenture Act.

GENERAL

     The Debentures represent unsecured general obligations of the Company subordinate in right of payment to certain other obligations of the Company as described under "-- Subordination of Debentures" and convertible into shares of Common Stock as described under "-- Conversion of Debentures". The Debentures are limited to 8,050,000 Debentures having an aggregate principal amount of $402,500,000. The Debentures are not subject to a sinking fund provision. The entire principal amount of the Debentures will mature and become due and payable, together with any accrued and unpaid interest thereon including Compound Interest (as herein defined), if any, on November 1, 2027, unless earlier redeemed at the option of the Company.

     The Indenture does not contain any financial covenants or restrictions on the payment of dividends or the repurchase of Common Stock (except during periods when interest on the Debentures is deferred), the incurrence of Senior Indebtedness (as defined below under "Subordination of Debentures") or the issuance or repurchase of securities of the Company. The Indenture contains no covenants or other provisions to afford protection to holders of the Debentures in the event of a highly leveraged transaction or a change in control of the Company.

     The Debentures bear interest at the annual rate of 5% payable quarterly in arrears on February 1, May 1, August 1 and November 1 of each year (each an "Interest Payment Date"), to the person in whose name such Debenture is registered, subject to certain exceptions, 15 days prior to such Interest Payment Date.

     The amount of interest payable for any period is computed on the basis of a 360-day year of twelve 30-day months. The amount of interest payable for any period shorter than a full quarterly period for which interest is computed is computed on the basis of the actual number of days elapsed per 30-day month. In the event that any Interest Payment Date is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, then such payment is required to be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

OPTION TO EXTEND INTEREST PAYMENT PERIOD

     So long as the Company is not in default in the payment of interest on the Debentures, the Company has the right at any time, and from time to time, during the term of the Debentures to defer payments of interest by extending the interest payment period for a period not exceeding 20 consecutive quarters (each, an "Extension Period"), at the end of which Extension Period, the Company is required to pay all interest then accrued and unpaid together with interest thereon compounded quarterly at an annual rate of 5% for the Debentures to the extent permitted by applicable law ("Compound Interest"); provided that during any such Extension Period, (a) the Company may not declare or pay dividends on, make any distribution with respect to, or redeem, purchase, acquire or make a liquidation payment with respect to any of its capital stock (other than (i) purchases or acquisitions of shares of Common Stock in connection with the satisfaction by the Company of its obligations under any employee benefit plans; provided that no purchases of Common Stock may be made by the Company with cash other than pursuant to trust arrangements entered into in connection with such plans; (ii) as a result of a reclassification of the Company capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company capital stock, (iii) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such the Company capital stock or the security being converted or exchanged for the Company capital stock or (iv) acquisitions of capital stock pursuant to purchase price adjustments and indemnification provisions under acquisition agreements), (b) the Company may not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by the Company that rank pari passu with or junior to the Debentures and (c) the Company may not make any guarantee payments with respect to the foregoing. Prior to the termination of any such Extension Period, the Company may further defer payments of interest by extending the interest payment period; provided, however, that such Extension Period, including all such previous and further extensions, may not exceed 20 consecutive quarters or extend beyond the maturity of the Debentures or any date of redemption of the Debentures declared by the Company. Upon the termination of any Extension Period and the payment of all amounts then due, the Company may commence a new Extension Period, subject to the terms set forth in this section. No interest during an Extension Period, except at the end thereof, will be due and payable. The Company has no present intention of exercising its right to defer payments of interest by extending the interest payment period on the Debentures. The Company must give the Trustee notice of its election of any Extension Period at least 15 business days before the regular record date.

FORM, DENOMINATION AND REGISTRATION

     The Debentures have been issued in fully registered form, without coupons, in denominations of $50 principal amount and multiples thereof.

     Global Debenture, Book-Entry Form. The Debentures offered hereby are evidenced by Debentures in registered global form (the "Global Debentures"), which have been deposited with, or on behalf of, The Depository Trust Company, New York, New York ("DTC"), and registered in the name of Cede & Co. ("Cede") as DTC's nominee, and, in the case of a Regulation S Global Debenture deposited with the Euroclear System ("Euroclear") and Cedel Bank, societe anonyme ("Cedel Bank") (as indirect participants in DTC). Except as set forth below, the Global Debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

     Purchasers of the Debentures offered hereby may hold their interests in the Global Debentures directly through DTC or indirectly through organizations (including Euroclear and Cedel Bank) which are partici-pants in DTC (the "Participants"). Transfers between Participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds.

     Persons who are not Participants may beneficially own interests in the Global Debentures held by DTC only through Participants or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. So long as the nominees of DTC are the registered owner of the Global Debentures, such nominees for all purposes will be considered the sole holder of the Global Debentures. Except as provided below, owners of beneficial interests in the Global Debentures will not have certificates registered in their names, will not receive physical delivery of certificates in definitive form, and will not be considered the holders thereof.

     Payment of interest on and the redemption price of the Global Debentures will be made to the nominees for DTC, as the registered owners of the Global Debentures by wire transfer of immediately available funds on each interest payment date or the redemption date, as the case may be. Neither the Company, the Trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Debentures or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company has been informed by DTC that, with respect to any payment of interest on, or the redemption price of, the Global Debentures, DTC's practice is to credit Participants' accounts on the payment date therefor with payments in amounts proportionate to their respective beneficial interests in the principal amount represented by the Global Debentures as shown on the records of DTC, unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to owners of beneficial interests in the principal amount represented by the Global Debentures held through such Participants will be the responsibility of such Participants, as is now the case with securities held for the accounts of customers registered in "street name".

     Because DTC can only act on behalf of Participants, who in turn act on behalf of certain other banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship, either directly or indirectly, with a Participant ("Indirect Participants"), the ability of a person having a beneficial interest in the principal amount represented by the Global Debentures to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Because DTC can only act on behalf of Participants, who in turn act on behalf of Indirect Participants, the ability of a person having a beneficial interest in the Debentures represented by the Global Debentures to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

     Neither the Company nor the Trustee (or any registrar, paying agent or conversion agent under the Indenture) have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations. DTC has advised the Company that it will take any action permitted to be taken by a holder of Debentures (including, without limitation, the presentation of Debentures for exchange as described below), only at the direction of one or more Participants to whose account with DTC interests in the Global Debenture are credited, and only in respect of the principal amount of the Debentures represented by the Global Debenture as to which such Participant or Participants has or have given such direction.

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of
Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations such as the Initial Purchasers. Certain of such Participants (or their representatives), together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Registered Global Debentures among Participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will cause Debentures to be issued in definitive form in exchange for the Global Debentures.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Global Debenture.

     Conveyance of notices and other communications by DTC to Participants, by Participants to Indirect Participants and Indirect Participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements that may be in effect from time to time. Redemption notices shall be sent to Cede & Co. If less than all of the Debentures are being redeemed, DTC will reduce the amount of the interest of each Participant in such Debentures in accordance with its procedures.

     Holders of Debentures evidenced by the Global Debentures may request that any beneficial interest in the Debentures be exchanged for certificated securities in definitive form pursuant to the requirements of DTC for such an exchange.

     Holders of Debentures may request that any certificated Debenture they hold in definitive registered form be exchanged for interests in the applicable Global Debenture. Certificated Debentures may be issued in exchange for Debentures represented by a Global Debenture if a depositary is unwilling or unable to continue as a depositary for the Global Debenture as set forth above.

CONVERSION OF DEBENTURES

     General. The Debentures are convertible into shares of Common Stock at the option of the holders of the Debentures at any time prior to the close of business on the Business Day prior to the maturity date of the Debentures (or, in the case of Debentures called for redemption, the close of business on the Business Day prior to the Redemption Date) at a current conversion rate of .625 shares of the Common Stock for each $50 principal amount of Debentures (equivalent to a conversion price of $80 per share of the Common Stock), subject to adjustment as described below. The Company's delivery to the holders of the Debentures (through the Conversion Agent) of the fixed number of shares of the Common Stock into which the Debentures are convertible (together with the cash payment, if any, in lieu of fractional shares) will be deemed to satisfy the Company's obligation to pay the principal amount of the Debentures so converted, and the accrued and unpaid interest thereon, whether or not in arrears, attributable to the period from the last date to which interest has been paid or duly provided for; provided, however, that if any Debenture is converted on or after a record date for payment of interest, the interest payable on the related interest payment date with respect to such Debenture shall be paid to the holder of Debentures, despite such conversion; provided further, that if a Redemption Date falls between such record date and the related interest payment date, the amount of such payment shall include interest accrued to, but excluding, such Redemption Date.

     The terms of the Debentures provide that a holder of Debentures wishing to exercise its conversion right must surrender such Debentures, together with an irrevocable conversion notice, to the Trustee, as conversion agent (the "Conversion Agent"), which shall, on behalf of such holder, convert such Debenture into Common Stock. Holders may obtain copies of the required form of the conversion notice from the Conversion Agent. Beneficial holders of Debentures who desire to convert them into Shares should contact their brokers or other Participants or Indirect Participants to obtain information on procedures, including proper forms and cut-off times, for submitting such request.

     No fractional shares of the Common Stock will be issued as a result of conversion, but in lieu thereof such fractional interest will be paid by the Company in cash based on the current market price of the Common Stock on the date such Debentures are surrendered for conversion.

     Conversion Price Adjustments -- General. The current conversion price of $80 per share of the Common Stock is subject to adjustment (under formulae set forth in the Indenture) in certain events, including:

          (i) the issuance of shares of the Common Stock as a dividend or a distribution with respect to the Common Stock;

          (ii) certain subdivisions, reclassifications and combinations of the Common Stock;

          (iii) the issuance to all holders of the Common Stock of certain rights or warrants entitling them to subscribe for or purchase shares of the Common Stock at a price less than the current market price per share of Common Stock;

          (iv) the distribution to all holders of the Common Stock of shares of capital stock (other than the Common Stock) or evidences of indebtedness of the Company or of assets (including securities, but excluding those rights, warrants, dividends and distributions referred to above or paid in cash);

          (v) dividends or distributions consisting of cash, excluding any quarterly cash dividend on the Common Stock to the extent that the aggregate cash dividend per share of the Common Stock in any quarter does not exceed the greater of (x) the amount per share of the Common Stock of the next preceding quarterly dividend on the Common Stock to the extent that such preceding quarterly dividend did not require an adjustment of the conversion rate pursuant to this clause (v) (as adjusted to reflect subdivisions or combinations of the Common Stock), and (y) 3.75% of the average of the daily Closing Prices (as defined below) of the Common Stock during the ten consecutive Trading Days (as defined below) immediately prior to the date of declaration of such dividend, and excluding any dividend or distribution in connection with the liquidation, dissolution or winding-up of the Company;

          (vi) payment to holders of the Common Stock in respect of a tender or exchange offer by the Company or any subsidiary for all or a portion of the Common Stock to the extent that the cash and value of any other consideration included in such payment per share of the Common Stock exceeds the Closing Price per share of Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer; and

          (vii) payment in respect of a tender offer or exchange offer by a person other than the Company or any subsidiary of the Company in which, as of the closing date of the offer, the Board of Directors is not recommending rejection of the offer.

     If an adjustment is required to be made as set forth in clause (v) above as a result of a distribution that is a quarterly dividend, such adjustment would be based upon the amount by which such distribution exceeds the amount of the quarterly cash dividend permitted to be excluded pursuant to such clause (v). If an adjustment is required to be made based upon the full amount of the distribution that is not a quarterly dividend, such adjustment would be based upon the full amount of the distribution. The adjustment referred to in clause
(vii) above will only be made (A) if the tender offer or exchange offer is for an amount that increases that person's ownership of the Common Stock to more than 25% of the total shares of the Common Stock outstanding and (B) if the cash and value of any other consideration included in such payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer. The adjustment referred to in clause (vii) above will not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause the Company to engage in a consolidation or merger of the Company or a sale of all or substantially all of the Company's assets.

     The Company may from time to time, to the extent permitted by law, reduce the conversion price of the Debentures by any amount for any period of at least 20 days, in which case the Company shall give at least 15 days' notice of such reduction, if the Company Board of Directors has made a determination that such reduction would be in the best interests of the Company, which determination shall be conclusive. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Company Board of Directors deems advisable to avoid or diminish any income tax to holders of the Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes. See "Certain Federal Income Tax Considerations -- Adjustment of Conversion Price".

     No adjustment in the conversion price will be required unless such adjustment would require a change of at least 1% in the conversion price then in effect; provided, however, that any adjustment that would not be required to be made shall be carried forward and taken into account in any subsequent adjustment. If any action would require adjustment of the conversion price pursuant to more than one of the provisions described above, only one adjustment shall be made and such adjustment shall be the amount of adjustment that has the highest absolute value to the holder of the Debentures. Except as stated above, the conversion price will not be adjusted for the issuance of the Common Stock or any securities convertible into or exchangeable for the Common Stock or carrying the right to purchase any of the foregoing.

     Conversion Price Adjustments -- Merger, Consolidation or Sale of Assets of the Company. In the event the Company is a party to any transaction (including without limitation (i) any recapitalization or reclassification of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), (ii) any consolidation or merger of the Company with or into another person or any merger of another person into the Company (other than a merger that does not result in a reclassification, conversion, exchange or cancellation of the Common Stock), (iii) any sale or transfer of all or substantially all of the assets of the Company, or (iv) any compulsory share exchange) pursuant to which either shares of the Common Stock shall be converted into the right to receive other securities, cash or other property, or, in the case of a sale or transfer of all or substantially all of the assets of the Company, the holders of the Common Stock will be entitled to receive other securities, cash or other property, then appropriate provision shall be made as part of the terms of such transaction so that the holder of each Debenture then outstanding shall have the right thereafter to convert such Debenture only into:

          (x) in the case of any such transaction that does not constitute a Common Stock Fundamental Change (as defined below) and subject to funds being legally available for such purpose under applicable law at the time of such conversion, the kind and amount of the securities, cash or other property that would have been receivable upon such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange by a holder of the number of shares of the Common Stock issuable upon conversion of such Debenture immediately prior to such recapitalization, reclassification, consolidation, merger, sale, transfer or share exchange, after giving effect, in the case of any Non-Stock Fundamental Change (as defined below), to any adjustment in the conversion price in accordance with clause (i) of the following paragraph, and

          (y) in the case of any such transaction that constitutes a Common Stock Fundamental Change, common stock of the kind received by holders of the Common Stock as a result of such Common Stock Fundamental Change in an amount determined in accordance with clause (ii) of the following paragraph.

The company formed by such consolidation or resulting from such merger or that acquires assets or that acquires the Company's shares, as the case may be, is required to make provisions in its certificate or articles of incorporation or other constituent document to establish such right. Such certificate or articles of incorporation or other constituent document must provide for adjustments that, for events subsequent to the effective date of such certificate or articles of incorporation or other constituent documents, shall be as nearly equivalent as may be practicable to the relevant adjustments provided for in the preceding paragraphs and in this paragraph.

     Notwithstanding any other provision in the preceding paragraphs to the contrary, if any Fundamental Change (as defined below) occurs, then the conversion price in effect will be adjusted immediately after such Fundamental Change as follows:

          (i) in the case of a Non-Stock Fundamental Change, the conversion price of the Debentures immediately following such Non-Stock Fundamental Change will be the lower of (A) the conversion price in effect immediately prior to such Non-Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, and
     (B) the product of (1) the greater of the Applicable Price (as defined below) and the then applicable Reference Market Price (as defined below) and (2) a fraction, the numerator of which is $50 and the denominator of which is (x) the amount of the redemption price for one Debenture if the redemption date were the date of such Non-Stock Fundamental Change (or, for the twelve-month periods commencing November 1, 1997, November 1, 1998 and November 1, 1999, the product of 105.0%, 104.5% and 104.0%, respectively, times $50) plus (y) any then-accrued and unpaid distributions on one Debenture; and

          (ii) in the case of a Common Stock Fundamental Change, the conversion price of Debentures immediately following such Common Stock Fundamental Change will be the conversion price in effect immediately prior to such Common Stock Fundamental Change, but after giving effect to any other prior adjustments effected pursuant to the preceding paragraphs, multiplied by a fraction, the numerator of which is the Purchaser Stock Price (as defined below) and the denominator of which is the Applicable Price; provided, however, that in the event of a Common Stock Fundamental Change in which
     (A) 100% of the value of the consideration received by a holder of the Common Stock is common stock of the successor, acquiror or other third party (and cash, if any, paid with respect to any fractional interests in such common stock resulting from such Common Stock Fundamental Change) and
     (B) all of the Common Stock shall have been exchanged for, converted into or acquired for, common stock of the successor, acquiror or other third party (and any cash with respect to fractional interests), the conversion price of the Debentures immediately following such Common Stock Fundamental Change will be the conversion price in effect immediately prior to such Common Stock Fundamental Change multiplied by a fraction, the numerator of which is one (1) and the denominator of which is the number of shares of common stock of the successor, acquiror or other third party received by a holder of one share of the Common Stock as a result of such Common Stock Fundamental Change.

     Depending upon whether a Fundamental Change is a Non-Stock Fundamental Change or a Common Stock Fundamental Change, a holder may receive significantly different consideration upon conversion. In the event of a Non-Stock Fundamental Change, the holder has the right to convert Debentures into the kind and amount of the shares of stock and other securities or property or assets (including cash), except as otherwise provided above, as is determined by the number of shares of the Common Stock receivable upon conversion at the conversion price as adjusted in accordance with clause (i) of the preceding paragraph. However, in the event of a Common Stock Fundamental Change in which less than 100% of the value of the consideration received by a holder of the Common Stock is common stock of the successor, acquiror or other third party, a holder of a Debenture who converts such share following the Common Stock Fundamental Change will receive consideration in the form of such common stock only, whereas a holder who converted such share prior to the Common Stock Fundamental Change would have received consideration in the form of such common stock as well as any other securities or assets (which may include cash) issuable upon conversion of such Debenture immediately prior to such Common Stock Fundamental Change.

     The term "Applicable Price" means (i) in the event of a Non-Stock Fundamental Change in which the holders of the Common Stock receive only cash, the amount of cash received by a holder of one share of the Common Stock and
(ii) in the event of any other Fundamental Change, the average of the daily Closing Price for one share of the Common Stock during the ten Trading Days immediately prior to the record date for the determination of the holders of the Common Stock entitled to receive cash, securities, property or other assets in connection with such Fundamental Change or, if there is no such record date, prior to the date upon which the holders of the Common Stock shall have the right to receive such cash, securities, property or other assets.

     The term "Closing Price" of any common stock on any day shall mean the last recorded sale price regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way of such common stock, in each case on the New York Stock Exchange Composite Tape or, if the common stock is not listed or admitted to trading on such exchange, on the principal national securities exchange on which such common stock is listed or admitted to trading, or, if not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors of the Company for that purpose or, if not so available in such manner, as otherwise determined in good faith by the Board of Directors of the Company.

     The term "Common Stock Fundamental Change" means any Fundamental Change in which more than 50% of the value (as determined in good faith by the Board of Directors of the Company) of the consideration received by holders of the Common Stock consists of common stock that, for the 10 Trading Days immediately prior to such Fundamental Change, has been admitted for listing or admitted for listing subject to notice of issuance on a national securities exchange or quoted on The Nasdaq National Market; provided, however, that a Fundamental Change shall not be a Common Stock Fundamental Change unless either (i) the Company continues to exist after the occurrence of such Fundamental Change and the outstanding Debentures continue to exist as outstanding Debentures or (ii) not later than the occurrence of such Fundamental Change, the outstanding Debentures are converted into or exchanged for debentures of a corporation succeeding to the business of the Company, which debentures have terms substantially similar to those of the Debentures.

     The term "Fundamental Change" means the occurrence of any transaction or event or series of transactions or events pursuant to which all or substantially all of the Common Stock shall be exchanged for, converted into, acquired for or shall constitute solely the right to receive cash, securities, property or other assets (whether by means of an exchange offer, liquidation, tender offer, consolidation, merger, combination, reclassification, recapitalization or otherwise); provided, however, in the case of any such series of transactions or events, for purposes of adjustment of the conversion price, such Fundamental Change shall be deemed to have occurred when substantially all of the Common Stock shall have been exchange for, converted into or acquired for, or shall constitute solely the right to receive, such cash, securities, property or other assets, but the adjustment shall be based upon the consideration that the holders of the Common Stock received in the transaction or event as a result of which more than 50% of the Common Stock shall have been exchanged for, converted into or acquired for, or shall constitute solely the right to receive, such cash, securities, property or other assets.

     The term "Non-Stock Fundamental Change" means any Fundamental Change other than a Common Stock Fundamental Change.

     The term "Purchaser Stock Price" means, with respect to any Common Stock Fundamental Change, the average of the daily Closing Price for one share of the common stock received by holders of the Common Stock in such Common Stock Fundamental Change during the 10 Trading Days immediately prior to the date fixed for the determination of the holders of the Common Stock entitled to receive such common stock or, if there is no such date, prior to the date upon which the holders of the Common Stock shall have the right to receive such common stock.

     The term "Reference Market Price" shall initially mean $43.00 (which is an amount equal to 66.67% of the reported last sale price for the Common Stock on the NYSE on October 28, 1997) and, in the event of any adjustment to the conversion price other than as a result of a Fundamental Change, the Reference Market Price shall also be adjusted so that the ratio of the Reference Market Price to the conversion price after giving effect to any such adjustment shall always be the same as the ratio of the initial Reference Market Price to the initial conversion price of $80.00 per share.

     The term "Trading Day" means a day on which any securities are traded on the national securities exchange or quotation system used to determine the Closing Price.

OPTIONAL REDEMPTION BY THE COMPANY

     The Company shall have the right to redeem the Debentures, in whole or in part, from time to time, on or after November 4, 2000 (the "Redemption Date"), upon not less than 30 nor more than 60 days notice, at the following prices (expressed as percentages of the principal amount of the Debentures) together with accrued and unpaid interest, including Compound Interest to, but excluding, the redemption date, if redeemed during the 12-month period beginning November 1:

                            YEAR                              REDEMPTION PRICE
                            ----                              ----------------
2000........................................................       103.5%
2001........................................................       103.0
2002........................................................       102.5
2003........................................................       102.0
2004........................................................       101.5
2005........................................................       101.0
2006........................................................       100.5
On or after November 1, 2007................................       100.0

     If Debentures are redeemed on any February 1, May 1, August 1, or November 1, accrued and unpaid interest shall be payable to holders of record on the relevant record date.

     If less than all of the outstanding Debentures are to be redeemed, the Trustee shall select the Debentures to be redeemed in principal amounts of $50 or multiples thereof by lot, pro rata or by another method the Trustee considers fair and appropriate. If a portion of a holder's Debentures is selected for partial redemption and such holder converts a portion of such Debentures, such converted portion shall be deemed to be of the portion selected for redemption.

SUBORDINATION OF DEBENTURES

     The Indenture provides that the Debentures are subordinated and junior in right of payment to all Senior Indebtedness of the Company. No payment of principal (including redemption payments, if any), premium, if any, or interest on the Debentures may be made (i) if any Senior Indebtedness of the Company is not paid when due and any applicable grace period with respect to such default has ended and such default has not been cured or waived or ceased to exist or
(ii) if the maturity of any Senior Indebtedness of the Company has been accelerated because of a default. The Company also may not make any payment upon or in respect of the Debentures if any nonpayment default occurs and is continuing with respect to certain Designated Senior Indebtedness that permits the lenders to accelerate the maturity of the loans made thereunder and the Trustee receives a Payment Blockage Notice from the Company or other person permitted to give such notice under the Indenture. Payments on the Debentures may and shall be resumed (a) in case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or ceases to exist or 179 days after the date on which the applicable Payment Blockage Notice is received if the maturity of the Designated Senior Indebtedness has not been accelerated. No new period of payment blockage may be commenced pursuant to a Payment Blockage Notice unless and until (i) 365 days have elapsed since the initial effectiveness of the immediately prior Payment Blockage Notice and (ii) all scheduled payments of principal, premium, if any, and interest on the Debentures that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

     Upon any distribution of assets of the Company to creditors upon any dissolution, winding-up, liquidation or reorganization, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, and interest due or to become due on all Senior Indebtedness of the Company must be paid in full before the holders of Debentures are entitled to receive or retain any payment. Upon satisfaction of all claims of all Senior Indebtedness then outstanding, the rights of the holders of the Debentures will be subrogated to the rights of the holders of Senior Indebtedness of the Company to receive payments or distributions applicable to Senior Indebtedness until all amounts owing on the Debentures are paid in full.

     By reason of the subordination provisions described above, in the event of the Company's bankruptcy, dissolution or reorganization, holders of Senior Indebtedness may receive more, ratably, and holders of the Debentures may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Event of Default under the Indenture.

     The term "Senior Indebtedness" means, with respect to the Company, (i) the principal, premium, if any, and interest in respect of (A) indebtedness of the Company, for money borrowed under any credit agreements, notes, guarantees or similar documents and (B) indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by the Company, (ii) all capital lease obligations of the Company, (iii) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (iv) all obligations of such obligor for the reimbursement on any letter of credit, bankers' acceptance, security purchase facility or similar credit transaction, (v) all obligations of the Company (contingent or otherwise) with respect to an interest rate or other swap, cap or collar agreements, hedge transactions or other similar instruments or agreements or foreign currency hedge, exchange, purchase or similar instruments or agreements, (vi) all obligations of the types referred to in clauses (i) through
(v) above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise and (vii) all obligations of the types referred to in clauses (i) through (vi) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), whether outstanding on the date of the Indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company, except for any such indebtedness that is by its terms subordinated to or pari passu with the Debentures and any indebtedness between the Company and its Affiliates. Such Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any deferrals, renewals, extensions or refundings of, or amendments, modifications, supplements or waivers of any term of such Senior Indebtedness.

     The term "Designated Senior Indebtedness" shall mean the Company's principal bank credit facility and any other Senior Indebtedness of the Company so designated at the time of incurrence thereof.


     The Indenture will not limit the amount of additional Senior Indebtedness which the Company can create, incur, assume or guarantee, nor will the Indenture limit the amount of indebtedness or liabilities which any subsidiary can create, incur, assume or guarantee. At March 31, 1998, the Company had approximately $325.5 million of outstanding Senior Indebtedness consisting of indebtedness under the Company's working capital facilities, 7 1/4% Notes due 2006 and accrued interest and approximately $108.3 million (excluding intercompany obligations) of borrowings under working capital facilities and other indebtedness and liabilities with respect to the Company's subsidiaries.


     In the event that, notwithstanding the foregoing, the Trustee or any holder of the Debentures receives any payment or distribution of assets of the Company or any kind in contravention of any of the subordination provisions of the Indenture, whether in cash, property or securities, including, without limitation, by way of set-off or otherwise, in respect of the Debentures before all Senior Indebtedness is paid in full, then such payment or distribution will be held by the recipient in trust for the benefit of holders of Senior Indebtedness or their representatives to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution, or provision therefor, to or for the holders of Senior Indebtedness.

     The Company is obligated to pay reasonable compensation to the Trustee and to indemnify the Trustee against certain losses, liabilities or expenses incurred by it in connection with its duties relating to the Debentures. The Trustee's claims for such payments generally are senior to those of holders of the Debentures in respect of all funds collected or held by the Trustee.

EVENTS OF DEFAULT; NOTICE AND WAIVER

     The Indenture provides that any one or more of the following described events, which has occurred and is continuing, constitutes an "Event of Default" with respect to the Debentures: (i) failure for 30 days to pay interest on the Debentures, including any Compound Interest in respect thereof, when due; provided that a valid extension of an interest payment period will not constitute a default in the payment of interest (including any Compound Interest) for this purpose; or (ii) failure to pay principal of or premium, if any, on the Debentures when due whether at maturity, upon redemption, by declaration or otherwise; or (iii) failure by the Company to convert the Debentures as required; or (iv) failure to observe or perform any other covenant contained in the Indenture for 90 days after notice to the Company by the Trustee or by the holders of not less than 25% in aggregate outstanding principal amount of the Debentures; or (v) certain events in bankruptcy, insolvency or reorganization of the Company.

     If any Event of Default shall occur and be continuing, the Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Debentures, will have the right to declare the principal of and the interest on the Debentures (including any Compound Interest, if any) and any other amounts payable under the Indenture to be forthwith due and payable and to enforce its other rights as a creditor with respect to the Debentures. In the case of certain events of bankruptcy or insolvency, the principal of, premium, if any, and interest on the Debentures shall automatically become and be immediately due and payable. However, if the Company cures all defaults (except the nonpayment of principal of, premium, if any, and interest on any of the Debentures which shall have become due by acceleration) and certain other conditions are met, with certain exceptions, such declaration may be canceled and past defaults may be waived by the holders of a majority of the principal amount of the Debentures then outstanding.

     The Indenture contains provisions permitting the holders of a majority in aggregate principal amount of the Debentures, on behalf of all of the holders of the Debentures, to waive any past default in the performance of any of the covenants contained in the Indenture, except a default in the payment of the principal of or premium, if any, or interest on any of the Debentures.

MODIFICATION OF THE INDENTURE

     The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debentures, to modify the Indenture or the rights of the holders of Debentures; provided, however, that no such modification may, without the consent of the holder of each outstanding Debenture affected thereby, among other things, (i) extend the stated maturity of the Debentures or reduce the principal amount thereof, or reduce the rate or extend the time for payment of interest thereon, or reduce any premium payable upon the redemption thereof, or adversely affect the right to convert Debentures or the subordination provisions of the Indenture; or (ii) reduce the percentage in aggregate principal amount of outstanding Debentures, the holders of which are required to consent to any such supplemental indenture.

     In addition, the Company and the Trustee may execute, without the consent of any holder of Debentures, any supplemental indenture to cure any ambiguities, comply with the Trust Indenture Act and for certain other customary purposes.

REGISTRATION RIGHTS

     The Company entered into the Registration Rights Agreement with the Initial Purchasers pursuant to which the Company, at its expense, for the benefit of the holders, has filed with the Commission the Registration Statement, of which this Prospectus forms a part, covering the resale of the Debentures and the Shares. The Company has agreed to use reasonable efforts to cause the Registration Statement to become effective promptly and to keep the Registration Statement effective until the earlier of (i) the sale pursuant to the Registration Statement or Rule 144 under the Securities Act of all the Debentures and the Shares and (ii) the expiration of the holding period applicable to sales of such securities under Rule 144(k) under the Securities Act, or any successor provision. Under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events, the Company is permitted to suspend the use of this Prospectus which is a part of the Registration Statement for a period not to exceed 30 days in any three month period (or an additional 30 days if it gives a second notice during such 30 day period) and not to exceed an aggregate of 60 days in any 12-month period. The Company has agreed to pay predetermined liquidated damages to Selling Securityholders of Debentures and the Shares who have requested to sell such securities pursuant to the Registration Statement if the Commission issues a stay order suspending the effectiveness of the Registration Statement or if this Prospectus is unavailable for periods in excess of those permitted above until such time as the stay order is removed or this Prospectus is again made available. The Company has further agreed, if such unavailability continues for an additional 30-day period, to pay such predetermined liquidated damages to all holders of Debentures and Shares, whether or not any such holder has requested to sell such securities pursuant to the Registration Statement, until such time as this Prospectus is again made available. A Selling Securityholder who sells Debentures or Shares pursuant to the Registration Statement generally will be required to be named as a Selling Securityholder in this Prospectus, deliver this Prospectus to purchasers and be bound by those provisions of the Registration Rights Agreement that are applicable to such holder (including indemnification provisions).

     The Company will pay all expenses of the Registration Statement, provide to each Selling Securityholder copies of this Prospectus, notify each Selling Securityholder when the Registration Statement has become effective and take certain other actions as are required to permit, subject to the foregoing, unrestricted resales of the Debentures or the Shares.

     The shares of Common Stock issuable upon conversion of the Debentures have been approved for listed on the NYSE, subject to official notice of issuance.

     The summary herein of certain provisions of the Registration Rights Agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Company or the Initial Purchasers and has been filed as an exhibit to the Registration Statement.

INFORMATION CONCERNING THE TRUSTEE

     The Chase Manhattan Bank, as Trustee under the Indenture, has been appointed by the Company as paying agent, Conversion Agent, registrar and custodian with regard to the Debentures.

     The Trustee, prior to default, has undertaken to perform only such duties as are specifically set forth in the Indenture and, after default, shall exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to such provision, the Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

     The Indenture also contains limitations on the right of the Trustee, as a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. In addition, the Trustee may be deemed to have a conflicting interest and may be required to resign as Trustee if at the time of a default under the Indenture it is a creditor of the Company. The Company may from time to time maintain deposit accounts and conduct its banking transactions with the Trustee in the ordinary course of business.

GOVERNING LAW

     The Indenture and the Debentures are governed by, and construed in accordance with, the internal laws of the State of New York.

MISCELLANEOUS

     The Indenture provides that the Company will pay all fees and expenses related to the enforcement by the Trustee of the rights of the holders of the Debentures. The payment of such fees and expenses will be fully and unconditionally guaranteed by the Company.

     The Company has the right at all times to assign any of its respective rights or obligations under the Indenture to a direct or indirect wholly owned subsidiary of the Company; provided that, in the event of any such assignment, the Company will remain liable for all of their respective obligations. Subject to the foregoing, the Indenture will be binding upon and inure to the benefit of the parties thereto and their respective successors and assigns. The Indenture provides that it may not otherwise be assigned by the parties thereto.

                          DESCRIPTION OF CAPITAL STOCK


     The Company's authorized capital stock consists of 250,000,000 shares of Common Stock, par value $1.00 per share, and 3,000,000 shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"). At June 22, 1998, 96,966,877 shares of Common Stock were outstanding, including (i) 50,228 shares of Common Stock remaining to be exchanged for shares of common stock of GulfMark International, Inc. ("GulfMark") in connection with the Company's prior acquisition of GulfMark, (ii) 7,381 shares of Common Stock remaining to be exchanged for common shares of Taro Industries Limited ("Taro") in connection with the Company's prior acquisition of Taro and (iii) 1,990,095 shares of Common Stock remaining to be exchanged for shares of common stock of Weatherford in connection with the Merger. In addition, at June 22, 1998, there were (i) 5,031,250 shares of Common Stock reserved for issuance upon the conversion of the Debentures, (ii) 3,900,000 shares of Common Stock reserved for issuance pursuant to the proposed Christiana Acquisition (see "The Company -- Recent
Developments -- Christiana Acquisition") and (iii)           shares of Common
Stock reserved for issuance pursuant to various benefit plans of the Company and
its subsidiaries, of which           shares of Common Stock were reserved for
issuance upon the exercise of outstanding options and awards. At June 22, 1998, there were no shares of Preferred Stock issued or outstanding. The holders of shares of Common Stock are not liable to further calls or assessments by the Company. The description below is a summary of and is qualified in its entirety by the provisions of the Company's Amended and Restated Certificate of Incorporation as currently in effect.



     Subject to the rights of the holders of any outstanding shares of Preferred Stock and those rights provided by law, (i) dividends may be declared and paid or set apart for payment upon the Common Stock out of any assets or funds of the Company legally available for the payment of dividends and may be payable in cash, stock or otherwise, (ii) the holders of Common Stock have the exclusive right to vote for the election of directors and, except as provided below, on all other matters requiring stockholder action generally, with each share being entitled to one vote and (iii) upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, the net assets of the Company will be distributed pro rata to the holders of the Common Stock in accordance with their respective rights and interests to the exclusion of the holders of any outstanding shares of Preferred Stock.



     Although the holders of the Common Stock are generally entitled to vote for the approval of amendments to the Company's Amended and Restated Certificate of Incorporation, the voting rights of the holders of the Common Stock are limited with respect to certain amendments to the Company's Amended and Restated Certificate of Incorporation that affect only the holders of the Preferred Stock. Specifically, subject to the rights of any outstanding shares of any series of Preferred Stock, the Company's Amended and Restated Certificate of Incorporation provides that it may be amended from time to time in any manner that would solely modify or change the relative powers, preferences and rights and the qualifications or restrictions of any issued shares of any series of Preferred Stock then outstanding with the only required vote or consent for approval of such amendment being the affirmative vote or consent of the holders of a majority of the outstanding shares of the series of Preferred Stock so affected, provided that the powers, preferences and rights and the qualifications and limitations or restrictions of such series after giving effect to such amendment are no greater than the powers, preferences and rights and qualifications and limitations or restrictions permitted to be fixed and determined by the Board of Directors with respect to the establishment of any new series of shares of Preferred Stock pursuant to the authority vested in the Board of Directors as to such matters.

     Holders of the Common Stock do not have any cumulative voting, redemptive or conversion rights and have no preemptive rights to subscribe for, purchase or receive any class of shares or securities of the Company. Holders of the Common Stock have no fixed dividend rights. Dividends may be declared by the Board of Directors at its discretion depending on various factors, although no dividends are anticipated for the foreseeable future.

     The Preferred Stock may be issued from time to time in one or more series, with each such series having such powers, preferences and rights and qualifications and limitations or restrictions as may be fixed by the Company's Board of Directors pursuant to the resolution or resolutions providing for the issuance of such series.


     Under Delaware law, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the Company of stock or any transaction from which the director derived an improper personal benefit. The Company's Amended and Restated Certificate of Incorporation provides that the Company's directors are not liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty, subject to the above described exceptions specified by Delaware law.


     As a Delaware corporation, the Company is subject to Section 203 of the Delaware General Corporation Law (the "DGCL"). In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the time such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide employees with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

     The Registrar and Transfer Agent for the Company Common Stock is American Stock Transfer and Trust Company, New York, New York.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     The following is a summary of certain material United States federal income tax consequences pertaining to the purchase, ownership, disposition, and conversion of Debentures. Unless otherwise stated, this summary deals only with Debentures held as capital assets by holders who purchased the securities upon original issuance. This summary does not deal with special classes of holders such as banks, thrifts, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or currencies, tax-exempt investors, or persons which hold the Debentures as other than a capital asset. This summary does not address the tax consequences to persons which have a functional currency other than the U.S. Dollar or the tax consequences to shareholders, partners, or beneficiaries of a holder of Debentures. Further, this summary does not include any description of any alternative minimum tax consequences or the tax laws of any state or local government or of any foreign government which may be applicable to the Debentures. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

POTENTIAL EXTENSION OF INTEREST PAYMENT PERIOD AND ORIGINAL ISSUE DISCOUNT

     Because the Company has the option, under the terms of the Debentures, to defer payments of stated interest by extending interest payment periods for up to 20 quarters, interest on the Debentures will be reportable as "original issue discount". Holders of debt instruments issued with OID must include that discount in income on an economic accrual basis regardless of their method of tax accounting, and without regard to whether such accrual causes amounts to be included in income prior to the receipt of cash attributable to the interest. Generally, all of a holder's taxable interest income with respect to the Debentures will be accounted for as OID. Actual payments of stated interest will not, however, be separately reported as includable in taxable income. The amount of OID which accrues on a Debenture in any quarter will approximately equal the amount of the interest which accrues on the Debenture in that quarter at the stated interest rate. In the event the interest payment period is extended, holders will continue to accrue OID approximately equal to the amount of the interest payment due at the end of the extended interest payment period on an economic accrual basis over the length of the extended interest payment.

MARKET DISCOUNT

     Subject to a de minimis exception, a holder of a Debenture acquired at a market discount generally will be required to treat as ordinary income any gain recognized on the disposition of the Debenture to the extent of the accrued market discount on the Debenture at the time of disposition. For this purpose, the market discount on a Debenture generally will be equal to the amount, if any, by which the stated redemption price at maturity of the Debenture exceeds the holder's tax basis in the Debenture immediately after its acquisition. In general, market discount on a Debenture will be treated as accruing on a ratable basis over the term of the Debenture or, at the election of the holder, under a constant yield method. A holder of a Debenture acquired at a market discount may also be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Debenture until the Debenture is disposed of in a taxable transaction. The foregoing rules will not apply if the holder elects to include accrued market discount in income currently. If a holder acquires a Debenture at a market discount and receives Common Stock upon conversion of the Debenture, the amount of accrued market discount with respect to the Debenture through the date of the conversion should be treated, under regulations to be issued by the Treasury Department, as ordinary income on the disposition of the Common Stock.

BOND PREMIUM

     A holder that purchases a Debenture for an amount in excess of its principal amount may be entitled to elect to treat a portion of such excess as "amortizable bond premium," which will reduce the amount required to be included in the holder's income each year as interest on the Debenture by the amount of such premium allocable to that year based on the Debenture's yield to maturity. However, the value of the conversion feature of the Debentures at the time of purchase by the holder thereof would be subtracted from the cost of the Debenture in determining the amount of any amortizable bond premium. An election to amortize bond premium would apply to all debt instruments held by the holder at the beginning of the taxable year to which the election applies or thereafter acquired by the holder.

SALES, EXCHANGES OR RETIREMENTS OF DEBENTURES

     Upon the sale, exchange, redemption, retirement at maturity or other disposition (other than a conversion) of a Debenture, the holder thereof will recognize gain or loss equal to the difference between the amount realized on such disposition of the Debenture and the holder's adjusted tax basis in such Debenture. A holder's adjusted tax basis in the Debenture generally will be equal to its initial purchase price increased by OID previously includable in such holder's gross income to the date of disposition and decreased by payments received on the Debenture to the date of disposition. Such gain or loss will be a capital gain or loss and will be long-term gain or loss if the Debenture has been held for more than 18 months at the time of sale. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income.

     The Debentures may trade at a price which does not accurately reflect the value of accrued but unpaid interest thereon. A holder which disposes of its Debentures between record dates for payments thereon will be required to include in its income, as ordinary income, the accrued but unpaid interest on the Debentures through the date of disposition, and to add such amount to its adjusted tax basis in the Debentures to be disposed.

CERTAIN NON-U.S. HOLDERS

     For purposes of this discussion, the term "Non-U.S. Holder" refers to any corporation, individual, partnership, estate or trust which is, for United States tax purposes, treated as a foreign corporation, a non-resident alien individual, a foreign partnership or a non-resident fiduciary of a foreign estate or trust.

     Under present United States federal income tax law, interest on the Debentures, including OID, will generally be classified as "portfolio interest" to a Non-U.S. Holder of a Debenture provided such interest is not effectively connected with the conduct of a trade or business within the United States by the holder. As a result, payments of stated interest to any holder of a Debenture which is a Non-U.S. Holder will not be subject to withholding of United States federal income tax provided:

          (a) the beneficial owner of the Debenture does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, which ownership is determined after the application of certain attribution rules;

          (b) the beneficial owner of the Debenture is not a controlled foreign corporation which is related to the Company through stock ownership; and

          (c) either (i) the beneficial owner of the Debenture or (ii) a securities clearing organization, a bank or other financial institution which holds customers' securities in the ordinary course of its trade or business and which holds the Debenture in such capacity certifies to the Company or its agent, under penalties of perjury, that it is not a United States person, or in the case of an individual, is neither a citizen nor a resident of the United States, and provides the owner's name and address to the Company or its agent.

     If a Non-U.S. Holder is treated as receiving a deemed dividend as a result of an adjustment of the conversion price of the Debentures, as described below under the heading "Adjustment of Conversion Price", such deemed dividend will be subject to United States federal withholding tax at a 30% (or lower treaty) rate.

CONVERSION OF DEBENTURES INTO COMMON STOCK

     A holder will not recognize gain or loss upon the conversion of Debentures into Common Stock. A holder will, however, recognize gain upon the receipt of cash in lieu of a fractional share of Common Stock equal to the amount of cash received less the holder's tax basis in such fractional share. A holder's tax basis in the Common Stock received upon conversion should generally be equal to the holder's tax basis in the Debentures converted less the basis allocated to any fractional share for which cash is received, and a holder's holding period in the Common Stock received upon conversion should generally begin on the date the holder acquired the Debentures converted.

ADJUSTMENT OF CONVERSION PRICE

     Treasury Regulations promulgated under Section 305 of the Code would treat holders of Debentures as having received a constructive distribution from the Company in the event the conversion ratio of the Debentures is adjusted if (i) as a result of such adjustment, the proportionate interest (measured by the number of shares of Common Stock into which the Debentures are convertible) of the holder's Debentures in the assets or earnings and profits of the Company is increased and (ii) the adjustment is not made pursuant to a bona fide, reasonable, antidilution formula. An adjustment in the conversion ratio would not be considered made pursuant to such formula if the adjustment were made to compensate for certain taxable distributions with respect to the Common Stock. Thus, under certain circumstances, a reduction in the conversion price of the Debentures may result in deemed dividend income to holders thereof to the extent of the current or accumulated earnings and profits of the Company. Holders of the Debentures would be required to include their allocable share of such deemed dividend income in gross income but would not receive any cash related thereto.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Generally, income on the Debentures will be reported to holders on Forms 1099, which forms should be mailed to holders of Debentures by January 31 following each calendar year. Payments made on, and proceeds from the sale of, the Debentures may be subject to a "backup" withholding tax of 31% unless the holder complies with certain identification requirements. Any withheld amounts will be allowed as a credit against the holder's United States federal income tax, provided the required information is provided to the Service.

     THE UNITED STATES FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP, DISPOSITION AND CONVERSION OF THE DEBENTURES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN UNITED STATES FEDERAL OR OTHER TAX LAWS.

                                 LEGAL MATTERS


     The validity of the issuance of the Debentures offered hereby and the Shares issuable upon conversion of the Debentures have been passed upon for the Company by Fulbright & Jaworski L.L.P., Houston, Texas. Uriel E. Dutton, a former director of the Company, is a partner of Fulbright & Jaworski L.L.P. Mr. Dutton currently holds options to purchase 70,000 shares of Common Stock, which options were granted to him pursuant to the Company's Amended and Restated Non-Employee Director Stock Option Plan. In addition, Curtis W. Huff, who serves as of Counsel at Fulbright & Jaworski L.L.P., is Senior Vice President, General Counsel and Secretary of the Company and pursuant to an agreement with the Company holds 75,000 restricted shares of Common Stock and options to purchase 100,000 shares of Common Stock.


                                    EXPERTS


     The Company's historical and supplemental restated consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated by reference into this Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     Weatherford's consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus and the Registration Statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     Christiana's consolidated financial statements as of June 30, 1997 and 1996 and for each of the three years in the period ended June 30, 1997, included in this Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     GulfMark Retained Assets' financial statements as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus and the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     The consolidated financial statements of Trico Industries, Inc. as of and for the years ended December 31, 1996 and 1995 appearing in the Company's Amendment No. 1 to Form 8-K dated December 2, 1997 on Form 8-K/A, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements of BMW as of March 31, 1997 and 1996, and for each of the two years in the period ended March 31, 1997, incorporated by reference in this Prospectus and the Registration Statement have been audited by Arthur Andersen & Co., independent chartered accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

================================================================================

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING SECURITYHOLDER OR ANY UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SHARES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. UNDER NO CIRCUMSTANCES SHALL THE DELIVERY OF THIS PROSPECTUS OR ANY SALE MADE PURSUANT TO THIS PROSPECTUS CREATE ANY IMPLICATION THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Available Information.................    2
Incorporation of Certain Documents by
  Reference...........................    2
Forward-Looking Statements............    3
Risk Factors..........................    4
The Company...........................    6
Ratio of Earnings to Fixed Charges....    7
Use of Proceeds.......................    7
Selling Securityholders...............    7
Plan of Distribution..................   12
Description of Debentures.............   13
Description of Capital Stock..........   25
Certain Federal Income Tax
  Considerations......................   27
Legal Matters.........................   29
Experts...............................   29


================================================================================

================================================================================

                                   [EVI LOGO]


                             EVI WEATHERFORD, INC.


                            8,050,000 5% CONVERTIBLE
                             SUBORDINATED PREFERRED
                         EQUIVALENT DEBENTURES DUE 2027

                                5,031,250 SHARES
                                OF COMMON STOCK

                              --------------------
                                   PROSPECTUS
                              --------------------

                                 June   , 1998


================================================================================

                                    PART II



                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.



     The estimated expenses in connection with this offering are:



Securities and Exchange Commission Registration Fee.........  $118,738
New York Stock Exchange Listing Fee.........................     1,500
Printing and engraving expenses.............................     3,000
Legal Fees and Expenses.....................................    10,000
Accounting Fees and Expenses................................     2,500
Blue Sky Fees and Expenses (including legal fees)...........     1,000
Miscellaneous...............................................     3,262
                                                              --------
          Total.............................................  $140,000
                                                              ========



ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.



     Under Delaware law, a corporation may include provisions in its certificate of incorporation that will relieve its directors of monetary liability for breaches of their fiduciary duty to the corporation, except under certain circumstances, including a breach of the director's duty of loyalty, acts or omissions of the director not in good faith or which involve intentional misconduct or a knowing violation of law, the approval of an improper payment of a dividend or an improper purchase by the corporation of stock or any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation provides that the Company's directors are not liable to the Company or its stockholders for monetary damages for breach of their fiduciary duty, subject to the described exceptions specified by Delaware law.



     Section 145 of the Delaware General Corporation Law grants to the Company the power to indemnify each officer and director of the Company against liabilities and expenses incurred by reason of the fact that he is or was an officer or director of the Company if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The By-laws of the Company provide for indemnification of each officer and director of the Company to the fullest extent permitted by Delaware law. David J. Butters and Robert B. Millard, employees of Lehman Brothers Inc. ("Lehman"), constitute two of the eight current members of the Board of Directors of the Company. Under the restated certificates of incorporation, as amended to date, of Lehman and its parent, Lehman Brothers Holdings Inc. ("Holdings"), both Delaware corporations, Messrs. Butters and Millard, in their capacity as directors of the Company, are to be indemnified by Lehman and Holdings to the fullest extent permitted by Delaware law. Messrs. Butters and Millard are serving as directors of the Company at the request of Lehman and Holdings.



     Section 145 of the Delaware General Corporation Law also empowers the Company to purchase and maintain insurance on behalf of any person who is or was an officer or director of the Company against liability asserted against or incurred by him in any such capacity, whether or not the Company would have the power to indemnify such officer or director against such liability under the provisions of Section 145. The Company has purchased and maintains a directors' and officers' liability policy for such purposes. Messrs. Butters and Millard are insured against certain liabilities which they may incur in their capacity as directors pursuant to insurance maintained by Holdings.

ITEM 16. EXHIBITS.



           2.1           -- Agreement and Plan of Merger dated as of March 4, 1998, by and between EVI, Inc. and Weatherford Enterra, Inc.
                            (incorporated by reference to Exhibit No. 2.1 to
                            Amendment No. 1 to Form 8-K on Form 8-K/A, File 1-13086,
                            filed March 9, 1998).
           2.2           -- Amendment No. 1 dated as of April 17, 1998, to the
                            Agreement and Plan of Merger dated as of March 4, 1998,
                            by and between EVI, Inc. and Weatherford Enterra, Inc.
                            (incorporated by reference to Exhibit No. 2.2 to Form
                            8-K, File 1-13086, filed April 21, 1998).
           2.3           -- Amendment No. 2 dated as of April 22, 1998, to the
                            Agreement and Plan of Merger dated as of March 4, 1998,
                            as amended, by and between EVI, Inc. and Weatherford
                            Enterra, Inc. (incorporated by reference to Exhibit No.
                            2.3 to Form 8-K, File 1-13086, filed April 23, 1998).
           2.4           -- Share Purchase Agreement made and entered into as of
                            January 30, 1998, by and among the shareholders of Nika
                            Enterprises Ltd., an Alberta corporation, listed on the
                            signature pages thereto and EVI Oil Tools Canada Ltd., an
                            Alberta corporation (incorporated by reference to Exhibit
                            No. 2.1 to the Form 8-K, File 1-13086, filed March 3,
                            1998).
           2.5           -- Agreement and Plan of Merger dated December 12, 1996, by and among EVI, Inc., Christiana Acquisition, Inc.,
                            Christiana Companies, Inc. and C2, Inc. (incorporated by
                            reference to Exhibit No. 2.1 to Form 8-K, File 1-13086,
                            filed December 31, 1997).
           2.6           -- Agreement dated December 12, 1997, by and among EVI,
                            Inc., Christiana Companies, Inc., Total Logistic Control
                            LLC and C2, Inc. (incorporated by reference to Exhibit
                            No. 2.2 to Form 8-K, File 1-13086, filed December 31,
                            1997).
           2.7           -- Letter Agreement dated December 12, 1997, by and among
                            EVI, Inc., Christiana Acquisition, Inc., Christiana
                            Companies, Inc. and C2, Inc. (incorporated by reference
                            to Exhibit No. 2.3 to Form 8-K, File 1-13086, filed
                            December 31, 1997).
           2.8           -- Amended and Restated Arrangement Agreement by and between
                            Taro Industries Limited, and EVI, Inc. and 756745 Alberta
                            Ltd. And 759572 Alberta Ltd. dated as of December 5, 1997
                            (incorporated by reference to Exhibit No. 2.4 to Form
                            8-K, File 1-13086, filed December 31, 1997).
           2.9           -- Stock Purchase Agreement dated as of October 9, 1997,
                            between EVI, Inc. and PACCAR Inc. (incorporated by
                            reference to Exhibit No. 2.1 to Form 8-K, File 1-13086,
                            filed October 21, 1997).
           2.10          -- Stock Purchase Agreement dated as of October 9, 1997,
                            among certain shareholders of BMW Monarch (Lloydminster)
                            Ltd., the shareholders of BMW Pump Inc., the shareholder
                            of Makelki Holdings Ltd., the shareholder of 589979
                            Alberta Ltd., the shareholders of 600969 Alberta Ltd.,
                            the shareholders of 391862 Alberta Ltd. and EVI, Inc.
                            (incorporated by reference to Exhibit No. 2.2 to Form
                            8-K, File 1-13086, filed October 21, 1997).
           2.11          -- Agreement and Plan of Merger dated as of July 16, 1997, as amended, by and among XLS Holding, Inc., EVI, Inc. and
                            GPXL, Inc. (incorporated by reference to Exhibit No. 2.1
                            to Form 8-K, File 1-13086, filed August 26, 1997).
           2.12          -- Stock Purchase Agreement dated as of February 21, 1997, among Seigo Arai, Kanematsu USA Inc. and Energy Ventures,
                            Inc. (incorporated by reference to Exhibit No. 2.1 to
                            Form 8-K, File 1-13086, filed March 17, 1997).

             2.13          -- Agreement and Plan of Merger dated as of December 5, 1996, among Energy Ventures, Inc.,
                              GulfMark Acquisition Co., GulfMark International, Inc. and New GulfMark International,
                              Inc. (incorporated by reference to Exhibit No. 2.2 to Form 8-K, File 1-13086, filed
                              December 26, 1996).
             2.14          -- Agreement and Plan of Distribution dated as of December 5, 1996, by and among GulfMark
                              International, Inc., New GulfMark International, Inc. and Energy Ventures, Inc.
                              (incorporated by reference to Exhibit No. 2.3 to Form 8-K, File 1-13086, filed December
                              26, 1996).
             2.15          -- First Amendment to Agreement and Plan of Merger dated as of March 27, 1997, by and among Energy Ventures, Inc., GulfMark Acquisition Co., GulfMark International, Inc. and
                              GulfMark Offshore, Inc. (incorporated by reference to Exhibit No. 2.3 to the
                              Registration Statement on Form S-4 (Reg. No. 333-24133)).
             2.16          -- Stock Purchase Agreement dated as of September 14, 1996, by and among Parker Drilling
                              Company and Energy Ventures, Inc. (incorporated by reference to Exhibit 2.1 to Form
                              8-K, File 1-13086, filed October 3, 1996).
             2.17          -- Agreement and Plan of Merger dated as of June 20, 1996 between Energy Ventures, Inc.,
                              TCA Acquisition, Inc. and Tubular Corporation of America (incorporated by reference to
                              Exhibit No. 2.1 to Form 8-K, File 1-13086, filed June 24, 1996).
             4.1           -- Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit No. 3.1 to Form 8-K, File 1-13086, dated June 2, 1998).
             4.2           -- Amended and Restated By-laws of the Company (incorporated by reference to Exhibit No.
                              3.2 to Form 8-K, File 1-13086, filed June 2, 1998).
             4.3           -- Amended and Restated Credit Agreement dated as of May 27, 1998, among EVI Weatherford,
                              Inc., EVI Oil Tools Canada Ltd., Chase Bank of Texas, National Association, as U.S.
                              Administrative Agent, The Bank of Nova Scotia, as Documentation Agent and Canadian
                              Agent, ABN AMRO Bank, N.V., as Syndication Agent, and the other Lenders defined therein, including the forms of Notes (incorporated by reference to Exhibit No. 4.1 to the Form 8-K, File 1-13086, filed June 15, 1998).
             4.4           -- Indenture dated March 15, 1994, among Energy Ventures, Inc., as Issuer, the Subsidiary
                              Guarantors party thereto, as Guarantors, and Chemical Bank, as Trustee (incorporated by reference to Form 8-K, File 1-13086, filed April 5, 1994).
             4.5           -- Specimen 10 1/4% Senior Note due 2004 of Energy Ventures, Inc. (incorporated by reference to Form 8-K, File 1-13086, filed April 5, 1994).
             4.6           -- First Supplemental Indenture by and among Energy Ventures, Inc., Prideco and Chemical
                              Bank, as trustee, dated June 30, 1995 (incorporated by reference to Exhibit No. 4.4 to the Registration Statement on Form S-3; Registration No. 33-61933).
             4.7           -- Second Supplemental Indenture by and among Energy Ventures, Inc., EVI Arrow, Inc., EVI
                              Watson, Inc. and The Chase Manhattan Bank, as trustee, dated effective as of December
                              6, 1996 (incorporated by reference to Exhibit 4.6 to Form 10-K, File 1-13086, filed
                              March 20, 1997).
             4.8           -- Third Supplemental Indenture by and among EVI, Inc., Ercon, Inc. and The Chase
                              Manhattan Bank, as trustee, dated effective as of May 1, 1997 (incorporated by reference to Exhibit 99.2 to Form 8-K, File 1-13086, filed October 27, 1997).

           4.9           -- Fourth Supplemental Indenture by and among EVI, Inc., XLS
                            Holding, Inc., XL Systems, Inc. and The Chase Manhattan
                            Bank, as trustee, dated effective as of August 25, 1997
                            (incorporated by reference to Exhibit 99.3 to Form 8-K,
                            File 1-13086, filed October 27, 1997).
           4.10          -- Fifth Supplemental Indenture by and between EVI, Inc. and
                            The Chase Manhattan Bank dated as of December 12, 1997
                            (including the Form of Note and Form of Exchange Note)
                            (incorporated by reference to Exhibit 4.1 to Form 8-K,
                            File 1-13086, filed December 31, 1997).
           4.11          -- Indenture dated as of October 15, 1997, between EVI, Inc.
                            and The Chase Manhattan Bank, as Trustee (incorporated by
                            reference to Exhibit No. 4.13 to the Registration
                            Statement on Form S-3 (Reg. No. 333-45207)).
           4.12          -- First Supplemental Indenture dated as of October 28,
                            1997, between EVI, Inc. and The Chase Manhattan Bank, as
                            Trustee (including form of Debenture) (incorporated by
                            reference to Exhibit 4.2 to Form 8-K, File 1-13086, filed
                            November 5, 1997).
           4.13          -- Registration Rights Agreement dated November 3, 1997, by and among EVI, Inc., Morgan Stanley & Co. Incorporated,
                            Donaldson, Lufkin & Jenrette Securities Corporation,
                            Credit Suisse First Boston Corporation, Lehman Brothers
                            Inc., Prudential Securities Incorporated and Schroder &
                            Co. Inc. (incorporated by reference to Exhibit 4.3 to
                            Form 8-K, File 1-13086, filed November 5, 1997).
           4.14          -- Indenture dated May 17, 1996, between Weatherford
                            Enterra, Inc. and Bank of Montreal Trust Company, as
                            Trustee (incorporated by reference to Exhibit 4.1 to
                            Weatherford Enterra, Inc.'s Current Report on Form 8-K,
                            File No. 1-7867, dated May 28, 1996).
           4.15          -- First Supplemental Indenture dated and effective as of
                            May 27, 1998, by and among EVI Weatherford, Inc., the
                            successor by merger to Weatherford Enterra, Inc., and
                            Bank of Montreal Trust Company, as Trustee (incorporated
                            by reference to Exhibit No. 4.1 to Form 8-K, File
                            1-13086, filed June 2, 1998).
           4.16          -- Form of Weatherford Enterra, Inc.'s 7 1/4% Notes Due May
                            15, 2006 (incorporated by reference to Exhibit 4.2 to
                            Weatherford Enterra, Inc.'s Current Report on Form 8-K,
                            File No. 1-7867, dated May 28, 1996).
          +5.1           -- Opinion of Fulbright & Jaworski L.L.P.
         *12.1           -- Statement re: calculation of ratio of earnings to fixed charges.
         +23.1           -- Consent of Fulbright & Jaworski L.L.P. (included in
                            Exhibit 5.1).
         +23.2           -- Consent of Arthur Andersen LLP, with respect to the
                            financial statements of EVI Weatherford, Inc.
         +24.1           -- Powers of Attorney from certain members of the Board of
                            Directors of the Company (contained on page II-5).
         +25.1           -- Statement of Eligibility of the Trustee on Form T-1.


---------------


+ Previously filed.



* Filed herewith.



     As permitted by Item 601(b)(4)(iii)(A) of Regulation S-K, the Company has not filed with this Registration Statement certain instruments defining the rights of holders of long-term debt of the Company and its subsidiaries because the total amount of securities authorized under any of such instruments does not exceed 10% of the total assets of the Company and its subsidiaries on a consolidated basis. The Company agrees to furnish a copy of any such agreement to the Commission upon request.

ITEM 17. UNDERTAKINGS.



     The undersigned Company hereby undertakes:



          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:



             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;



             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and



             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;



     Provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.



          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



     The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Securities Act or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 23, 1998.



                                            EVI WEATHERFORD, INC.



                                            By: /s/ BERNARD J. DUROC-DANNER

                                              ----------------------------------

                                                   Bernard J. Duroc-Danner


                                                  President, Chief Executive
                                                 Officer, Chairman of the Board
                                                    and Director (Principal
                                                       Executive Officer)



     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----
             /s/ BERNARD J. DUROC-DANNER               President, Chief Executive         June 23, 1998
-----------------------------------------------------    Officer, Chairman of the Board
               Bernard J. Duroc-Danner                   and Director (Principal
                                                         Executive Officer)

                 /s/ JAMES G. KILEY                    Senior Vice President and Chief    June 23, 1998
-----------------------------------------------------    Financial Officer (Principal
                   James G. Kiley                        Financial Officer)

                /s/ FRANCES R. POWELL                  Vice President, Accounting and     June 23, 1998
-----------------------------------------------------    Controller (Principal
                  Frances R. Powell                      Accounting Officer)

                /s/ DAVID J. BUTTERS*                  Director                           June 23, 1998
-----------------------------------------------------
                  David J. Butters

                /s/ SHELDON B. LUBAR*                  Director                           June 23, 1998
-----------------------------------------------------
                  Sheldon B. Lubar

               /s/ ROBERT B. MILLARD*                  Director                           June 23, 1998
-----------------------------------------------------
                  Robert B. Millard

                /s/ ROBERT A. RAYNE*                   Director                           June 23, 1998
-----------------------------------------------------
                   Robert A. Rayne

                                                       Director
-----------------------------------------------------
                  Philip Burguieres

                                                       Director
-----------------------------------------------------
                 William E. Macaulay

                                                       Director
-----------------------------------------------------
                Robert K. Moses, Jr.



*By:      /s/ JAMES G. KILEY


     -------------------------------

             James G. Kiley


      Pursuant to Power of Attorney

                               INDEX TO EXHIBITS




           2.1           -- Agreement and Plan of Merger dated as of March 4, 1998, by and between EVI, Inc. and Weatherford Enterra, Inc.
                            (incorporated by reference to Exhibit No. 2.1 to
                            Amendment No. 1 to Form 8-K on Form 8-K/A, File 1-13086,
                            filed March 9, 1998).
           2.2           -- Amendment No. 1 dated as of April 17, 1998, to the
                            Agreement and Plan of Merger dated as of March 4, 1998,
                            by and between EVI, Inc. and Weatherford Enterra, Inc.
                            (incorporated by reference to Exhibit No. 2.2 to Form
                            8-K, File 1-13086, filed April 21, 1998).
           2.3           -- Amendment No. 2 dated as of April 22, 1998, to the
                            Agreement and Plan of Merger dated as of March 4, 1998,
                            as amended, by and between EVI, Inc. and Weatherford
                            Enterra, Inc. (incorporated by reference to Exhibit No.
                            2.3 to Form 8-K, File 1-13086, filed April 23, 1998).
           2.4           -- Share Purchase Agreement made and entered into as of
                            January 30, 1998, by and among the shareholders of Nika
                            Enterprises Ltd., an Alberta corporation, listed on the
                            signature pages thereto and EVI Oil Tools Canada Ltd., an
                            Alberta corporation (incorporated by reference to Exhibit
                            No. 2.1 to the Form 8-K, File 1-13086, filed March 3,
                            1998).
           2.5           -- Agreement and Plan of Merger dated December 12, 1996, by and among EVI, Inc., Christiana Acquisition, Inc.,
                            Christiana Companies, Inc. and C2, Inc. (incorporated by
                            reference to Exhibit No. 2.1 to Form 8-K, File 1-13086,
                            filed December 31, 1997).
           2.6           -- Agreement dated December 12, 1997, by and among EVI,
                            Inc., Christiana Companies, Inc., Total Logistic Control
                            LLC and C2, Inc. (incorporated by reference to Exhibit
                            No. 2.2 to Form 8-K, File 1-13086, filed December 31,
                            1997).
           2.7           -- Letter Agreement dated December 12, 1997, by and among
                            EVI, Inc., Christiana Acquisition, Inc., Christiana
                            Companies, Inc. and C2, Inc. (incorporated by reference
                            to Exhibit No. 2.3 to Form 8-K, File 1-13086, filed
                            December 31, 1997).
           2.8           -- Amended and Restated Arrangement Agreement by and between
                            Taro Industries Limited, and EVI, Inc. and 756745 Alberta
                            Ltd. And 759572 Alberta Ltd. dated as of December 5, 1997
                            (incorporated by reference to Exhibit No. 2.4 to Form
                            8-K, File 1-13086, filed December 31, 1997).
           2.9           -- Stock Purchase Agreement dated as of October 9, 1997,
                            between EVI, Inc. and PACCAR Inc. (incorporated by
                            reference to Exhibit No. 2.1 to Form 8-K, File 1-13086,
                            filed October 21, 1997).
           2.10          -- Stock Purchase Agreement dated as of October 9, 1997,
                            among certain shareholders of BMW Monarch (Lloydminster)
                            Ltd., the shareholders of BMW Pump Inc., the shareholder
                            of Makelki Holdings Ltd., the shareholder of 589979
                            Alberta Ltd., the shareholders of 600969 Alberta Ltd.,
                            the shareholders of 391862 Alberta Ltd. and EVI, Inc.
                            (incorporated by reference to Exhibit No. 2.2 to Form
                            8-K, File 1-13086, filed October 21, 1997).
           2.11          -- Agreement and Plan of Merger dated as of July 16, 1997, as amended, by and among XLS Holding, Inc., EVI, Inc. and
                            GPXL, Inc. (incorporated by reference to Exhibit No. 2.1
                            to Form 8-K, File 1-13086, filed August 26, 1997).
           2.12          -- Stock Purchase Agreement dated as of February 21, 1997, among Seigo Arai, Kanematsu USA Inc. and Energy Ventures,
                            Inc. (incorporated by reference to Exhibit No. 2.1 to
                            Form 8-K, File 1-13086, filed March 17, 1997).

             2.13          -- Agreement and Plan of Merger dated as of December 5, 1996, among Energy Ventures, Inc.,
                              GulfMark Acquisition Co., GulfMark International, Inc. and New GulfMark International,
                              Inc. (incorporated by reference to Exhibit No. 2.2 to Form 8-K, File 1-13086, filed
                              December 26, 1996).
             2.14          -- Agreement and Plan of Distribution dated as of December 5, 1996, by and among GulfMark
                              International, Inc., New GulfMark International, Inc. and Energy Ventures, Inc.
                              (incorporated by reference to Exhibit No. 2.3 to Form 8-K, File 1-13086, filed December
                              26, 1996).
             2.15          -- First Amendment to Agreement and Plan of Merger dated as of March 27, 1997, by and among Energy Ventures, Inc., GulfMark Acquisition Co., GulfMark International, Inc. and
                              GulfMark Offshore, Inc. (incorporated by reference to Exhibit No. 2.3 to the
                              Registration Statement on Form S-4 (Reg. No. 333-24133)).
             2.16          -- Stock Purchase Agreement dated as of September 14, 1996, by and among Parker Drilling
                              Company and Energy Ventures, Inc. (incorporated by reference to Exhibit 2.1 to Form
                              8-K, File 1-13086, filed October 3, 1996).
             2.17          -- Agreement and Plan of Merger dated as of June 20, 1996 between Energy Ventures, Inc.,
                              TCA Acquisition, Inc. and Tubular Corporation of America (incorporated by reference to
                              Exhibit No. 2.1 to Form 8-K, File 1-13086, filed June 24, 1996).
             4.1           -- Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit No. 3.1 to Form 8-K, File 1-13086, dated June 2, 1998).
             4.2           -- Amended and Restated By-laws of the Company (incorporated by reference to Exhibit No.
                              3.2 to Form 8-K, File 1-13086, filed June 2, 1998).
             4.3           -- Amended and Restated Credit Agreement dated as of May 27, 1998, among EVI Weatherford,
                              Inc., EVI Oil Tools Canada Ltd., Chase Bank of Texas, National Association, as U.S.
                              Administrative Agent, The Bank of Nova Scotia, as Documentation Agent and Canadian
                              Agent, ABN AMRO Bank, N.V., as Syndication Agent, and the other Lenders defined therein, including the forms of Notes (incorporated by reference to Exhibit No. 4.1 to the Form 8-K, File 1-13086, filed June 15, 1998).
             4.4           -- Indenture dated March 15, 1994, among Energy Ventures, Inc., as Issuer, the Subsidiary
                              Guarantors party thereto, as Guarantors, and Chemical Bank, as Trustee (incorporated by reference to Form 8-K, File 1-13086, filed April 5, 1994).
             4.5           -- Specimen 10 1/4% Senior Note due 2004 of Energy Ventures, Inc. (incorporated by reference to Form 8-K, File 1-13086, filed April 5, 1994).
             4.6           -- First Supplemental Indenture by and among Energy Ventures, Inc., Prideco and Chemical
                              Bank, as trustee, dated June 30, 1995 (incorporated by reference to Exhibit No. 4.4 to the Registration Statement on Form S-3; Registration No. 33-61933).
             4.7           -- Second Supplemental Indenture by and among Energy Ventures, Inc., EVI Arrow, Inc., EVI
                              Watson, Inc. and The Chase Manhattan Bank, as trustee, dated effective as of December
                              6, 1996 (incorporated by reference to Exhibit 4.6 to Form 10-K, File 1-13086, filed
                              March 20, 1997).
             4.8           -- Third Supplemental Indenture by and among EVI, Inc., Ercon, Inc. and The Chase
                              Manhattan Bank, as trustee, dated effective as of May 1, 1997 (incorporated by reference to Exhibit 99.2 to Form 8-K, File 1-13086, filed October 27, 1997).

           4.9           -- Fourth Supplemental Indenture by and among EVI, Inc., XLS
                            Holding, Inc., XL Systems, Inc. and The Chase Manhattan
                            Bank, as trustee, dated effective as of August 25, 1997
                            (incorporated by reference to Exhibit 99.3 to Form 8-K,
                            File 1-13086, filed October 27, 1997).
           4.10          -- Fifth Supplemental Indenture by and between EVI, Inc. and
                            The Chase Manhattan Bank dated as of December 12, 1997
                            (including the Form of Note and Form of Exchange Note)
                            (incorporated by reference to Exhibit 4.1 to Form 8-K,
                            File 1-13086, filed December 31, 1997).
           4.11          -- Indenture dated as of October 15, 1997, between EVI, Inc.
                            and The Chase Manhattan Bank, as Trustee (incorporated by
                            reference to Exhibit No. 4.13 to the Registration
                            Statement on Form S-3 (Reg. No. 333-45207)).
           4.12          -- First Supplemental Indenture dated as of October 28,
                            1997, between EVI, Inc. and The Chase Manhattan Bank, as
                            Trustee (including form of Debenture) (incorporated by
                            reference to Exhibit 4.2 to Form 8-K, File 1-13086, filed
                            November 5, 1997).
           4.13          -- Registration Rights Agreement dated November 3, 1997, by and among EVI, Inc., Morgan Stanley & Co. Incorporated,
                            Donaldson, Lufkin & Jenrette Securities Corporation,
                            Credit Suisse First Boston Corporation, Lehman Brothers
                            Inc., Prudential Securities Incorporated and Schroder &
                            Co. Inc. (incorporated by reference to Exhibit 4.3 to
                            Form 8-K, File 1-13086, filed November 5, 1997).
           4.14          -- Indenture dated May 17, 1996, between Weatherford
                            Enterra, Inc. and Bank of Montreal Trust Company, as
                            Trustee (incorporated by reference to Exhibit 4.1 to
                            Weatherford Enterra, Inc.'s Current Report on Form 8-K,
                            File No. 1-7867, dated May 28, 1996).
           4.15          -- First Supplemental Indenture dated and effective as of
                            May 27, 1998, by and among EVI Weatherford, Inc., the
                            successor by merger to Weatherford Enterra, Inc., and
                            Bank of Montreal Trust Company, as Trustee (incorporated
                            by reference to Exhibit No. 4.1 to Form 8-K, File
                            1-13086, filed June 2, 1998).
           4.16          -- Form of Weatherford Enterra, Inc.'s 7 1/4% Notes Due May
                            15, 2006 (incorporated by reference to Exhibit 4.2 to
                            Weatherford Enterra, Inc.'s Current Report on Form 8-K,
                            File No. 1-7867, dated May 28, 1996).
          +5.1           -- Opinion of Fulbright & Jaworski L.L.P.
         *12.1           -- Statement re: calculation of ratio of earnings to fixed charges.
         +23.1           -- Consent of Fulbright & Jaworski L.L.P. (included in
                            Exhibit 5.1).
         +23.2           -- Consent of Arthur Andersen LLP, with respect to the
                            financial statements of EVI Weatherford, Inc.
         +24.1           -- Powers of Attorney from certain members of the Board of
                            Directors of the Company (contained on page II-5).
         +25.1           -- Statement of Eligibility of the Trustee on Form T-1.


---------------


+ Previously filed.



* Filed herewith.